UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
            (Exact name of registrant as specified in its charter)

           Maryland                                       52-1627106
-------------------------------------          ------------------------------
(State or other jurisdiction                          (I.R.S. Employer
incorporation or organization)                        Identification No.)



                          c/o Steben & Company, Inc.
                         2099 Gaither Road, Suite 200
                           Rockville, Maryland 20850
                           -------------------------
               Address of principal executive office (zip code)

                                (240) 631-9808
                                --------------
             (Registrant's telephone number, including area code)


Securities to be registered pursuant to Section 12(b) of the Act: NONE



Securities to be registered pursuant to Section 12(g) of the Act:  Limited Partnership Interests
                                                                   -----------------------------
                                                                           (Title of Class)


                                             Table of Contents

Item 1:  Business........................................................................................1

Item 2:  Financial Information..........................................................................12

Item 3:  Properties.....................................................................................27

Item 4:  Security Ownership of Certain Beneficial Owners and Management.................................27

Item 5:  Directors and Executive Officers...............................................................28

Item 6:  Executive Compensation.........................................................................30

Item 7:  Certain Relationships and Related Transactions.................................................31

Item 8:  Legal Proceedings..............................................................................31

Item 9:  Market Price of and Dividends on the Registrant's Common Equity and Related
         Stockholder Matters............................................................................31

Item 10: Recent Sales of Unregistered Securities........................................................32

Item 11: Description of Registrant's Securities to be Registered........................................33

Item 12: Indemnification of Directors and Executive Officers............................................33

Item 13: Financial Statements and Supplementary Data....................................................34

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...........34

Item 15: Financial Statements and Exhibits..............................................................35



                                                    i

Item 1: BUSINESS

FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers of this offering. Steben & Company, Inc. is the general partner (the "General Partner") of Futures Portfolio Fund, Limited Partnership (the "Fund" or the "Partnership"). The trading advisors, selling agents (other than Steben & Company, Inc.), futures brokers and forward counterparties are not affiliated with Steben & Company, Inc. or the Fund.


                                                                     ------------------------------
                                                                    |  Commodity Trading Advisors: |
                           ------------------------                 |  --------------------------  |
                          |                        |                |      Aspect Capital, Ltd     |
                          |     Selling Agents     |                |    Campbell & Company, Inc.  |
                          |     --------------     |                | Sunrise Capital Partners, LLC|
                          |(currently 40 different |                | WillowbridgeAssociates, Inc. |
                          |    brokerage firms)    |                 ------------------------------
                           ------------------------                     |
                                              |   Selling     Advisory  |
                                              | Agreements   Agreements |     Commodity
 ------------------------    Partnership     ----------------------------     Customer          ------------------------
|                        |    Agreement     |                            |    Agreement        |                        |
| Steben & Company, Inc. |------------------|      Futures Portfolio     |---------------------|     Futures Broker     |
|                        | (General Partner)|          Fund, LP          |                     |  (CARR Futures Inc.)   |
 ------------------------                   |                            |                     |                        |
            |                                ----------------------------                       ------------------------
            | General                                    |
            | Partner                                    | Over-the-Counter
 ------------------------                                |   Counterparty
|                        |                               |    Agreements
|   1 Other Commodity    |                  ------------------------
|         Pool*          |                 |                        |
|                        |                 |    Over-the-Counter    |
 ------------------------                  |  (CIS Futures, Inc.)   |
                                           |                        |
                                            ------------------------

*    Steben & Company, Inc. ("Steben & Company" or the "General Partner") presently serves as general partner for one other commodity pool.

(a)  General development of business

The Fund is a Maryland limited partnership, formed on May 11, 1989, that utilizes professional trading advisors to engage in the trading of commodity futures contracts, other commodity interests, options, securities and forward contracts. The Fund began trading on January 2, 1990. The Fund is an actively managed account with speculative trading profits as its objective.

Under its Limited Partnership Agreement ("Partnership Agreement"), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund to the Fund's General Partner, Steben & Company, a Maryland corporation organized in February 1989. Steben & Company is registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") and an Introducing Broker and is a member of the National Futures Association ("NFA") in such capacities. Steben & Company is registered with the Securities and Exchange Commission ("SEC") as a broker dealer and is a member of the National Association of Securities Dealers ("NASD") in such capacity. Steben & Company is registered with the State of Maryland as a registered investment advisor.

The Fund is not a registered investment company and, therefore, the investors in the Fund do not have the protections afforded by the Investment Company Act of 1940, as amended.

The Fund's fiscal year ends on December 31.

The Fund will automatically terminate on December 31, 2025, unless terminated earlier as provided in the Partnership Agreement. The General Partner has no present intention of withdrawing and intends to continue the Fund business as long as it believes that it is in the best interest of the Partners to do so. In addition, certain events may occur which could result in early termination.

The Fund's assets are allocated among accounts managed by professional commodity trading advisors (the "Trading Advisors"). While it is not currently the case, portions of the Fund's assets may be allocated to other investment funds or pools at the discretion of the General Partners in order to access the services of particular Trading Advisors. The General Partner is responsible for selecting and monitoring the Trading Advisors, and it may add new Trading Advisors in the future, terminate the current Trading Advisors, and will, in general, allocate and reallocate the Fund's assets among the Trading Advisors as it deems is in the best interests of the Fund.

Trading Advisors and Allocations of the Fund

As of February 17, 2004 the Trading Advisors of the Fund and the allocation of the Fund's assets are approximately reflected as follows:


   ---------------------------------------------------------------------------------------------
                                     As a % of Total Allocations   As a % of Total Fund Equity
   ---------------------------------------------------------------------------------------------
   Aspect Capital, Ltd.                          25%                           30%
   ---------------------------------------------------------------------------------------------
   Campbell & Company, Inc.                      35%                           42%
   ---------------------------------------------------------------------------------------------
   Sunrise Capital Partners, LLC                 30%                           36%
   ---------------------------------------------------------------------------------------------
   Willowbridge Associates, Inc.                 10%                           12%
   ---------------------------------------------------------------------------------------------


These allocations are subject to change at the General Partner's sole discretion.

While past performance is not necessarily indicative of future results, the General Partner believes it is in the interests of the Fund to select those Trading Advisors who have demonstrated ability during their trading history. Consideration is given to the consistency of past returns. Also considered are each Trading Advisor's reputation, personnel, integrity and trading psychology, as well as its overall trading skill, money management, administrative support and the total amount of funds under management. Finally, the General Partner uses its discretion and judgment in applying each of the above factors in making a final determination to include a particular Trading Advisor in the Fund.

As of December 31, 2003, the aggregate capitalization of the Fund was $77,765,859, of which $55,901,105 was in A units and $21,864,754 in B units. A units and B units differ
only with regard to lower General Partner and Selling Agent fees for the B units. The net asset value per unit of limited partnership interest ("Unit") for A units as of December 31, 2003 was $3,418.95 and for B units was $4,022.67.

(b)  Financial Information about segments

The Fund's business constitutes only one segment for financial reporting purposes, i.e. a speculative "commodity pool." The Fund does not engage in sales of goods or services.

(c)  Narrative description of business

General

The purpose of the Fund is to engage in the speculative trading, buying, selling, or otherwise acquiring, holding or disposing of commodities, including futures contracts, option contracts, forward contracts and any other rights pertaining thereto for such other purposes as may be incidental or related thereto, and in the future may engage in trading of securities, swaps and options.

The Fund trades speculatively in the U.S. and international futures, and forward markets and may include options and securities in the future. Specifically, the Fund trades futures on interest rates, stock indices, energy products, currencies, metals and agricultural commodities. The Fund trades currency forwards and may trade forwards on other items in the future.

The General Partner

The General Partner will manage all aspects of the Fund's business, including selecting the Fund's Trading Advisors; allocating the Fund's assets among them; possibly investing a portion of the Fund's assets in other investment pools; selecting the Fund's Futures Broker(s), accountants and attorneys; computing the Fund's Net Assets; reporting to Limited Partners; directing the investment of Fund excess margin monies in interest-bearing instruments and/or cash; and handling Partners' redemptions of their Units. The General Partner will maintain office facilities for and furnish administrative and clerical services to the Fund. The General Partner will be reimbursed for certain out of pocket expenses for the Fund, including clerical, accounting, legal, postage and shipping, offering costs, printing, research and analysis costs and other expenses of the Fund.

The General Partner currently operates one other commodity pool, Sage Fund, LP, a single advisor fund that began trading in January 1996. The General Partner acts in a wholesaling capacity for Campbell & Company, Inc., one of the Fund's trading advisors, offering various Campbell futures funds (commodity pools) to NASD broker dealers. The General Partner may offer other futures funds (commodity pools) or securities to investors or broker dealers in its capacity as a broker dealer and the General Partner may act as an introducing broker for professionally managed futures accounts.

Charges

Each A Unit is subject to the same ongoing charges as all other A Units. Each B Unit is subject to the same ongoing charges as all other B Units. A one-time 1% subscription fee payable to the General Partner has been charged to subscribers on A Units at the time of entering the Fund.

The Fund's average month-end net assets during 2003, 2002 and 2001 equaled $34,093,118; $7,910,627; and $6,585,158; respectively. Total expenses charged (as described below) to the A units annually, other than the Trader's performance incentive fees, are estimated to equal less than 7.51% of the A unit's net assets annually, and for B units is estimated to equal less than 5.66%. Total expenses, other than the Trader's performance incentive fees, as a percentage of the Fund's average month-end net assets for the years ended December 31, 2003, 2002 and 2001 were 5.6%, 5.5% & 5.5% respectively.

Description of Current Charges.


--------------------------------------------------------------------------------------------
                          Nature of
Recipient                 Payment                       Amount of Payment
--------------------------------------------------------------------------------------------
Steben & Company, Inc.   Management Fee    A monthly management fee of 1667%
                         (asset-based)     per month (2% annually) for Class A
                                           units & .1625% (1.95% annually) for
                                           Class B units of Fund Net Assets at
                                           the end of each month. Steben &
                                           Company may pay a portion of its
                                           monthly management fee on an
                                           ongoing basis to selected agents
                                           who have sold the Units, in return
                                           for their provision of ongoing
                                           services to the Limited Partners.

                                           The General Partner will receive an
                                           allocation pro rata from the other
                                           Partners of 1% of any increase (or
                                           decrease) in the Fund's Net Assets,
                                           without regard to additions and
                                           withdrawals.
--------------------------------------------------------------------------------------------
Trading Advisors         Management Fees   The Trading Advisors will receive
                         (asset-based)     monthly management fees based upon the
                                           assets under their management as follows:
                                              o  Aspect:        .166% monthly (2% per year)
                                              o  Campbell:      .083% monthly (1% per year)
                                              o  Sunrise:       .083% monthly (1% per year)
                                              o  Willowbridge:  .083% monthly (1% per year)

                                           The monthly management fees are
                                           calculated at the end of each
                                           month and are payable monthly.
--------------------------------------------------------------------------------------------



                                       4

--------------------------------------------------------------------------------------------
Recipient                Nature of                        Amount of Payment
                         Payment
--------------------------------------------------------------------------------------------
Trading                  Incentive Fees    The Trading Advisors receive
Advisors                                   incentive fees for any "Net New
                                           Trading Profits"* generated on the
                                           portion of the Fund the respective
                                           Trading Advisor manages as follows:
                                               o   Aspect:              20%
                                               o   Campbell:            25%
                                               o   Sunrise:             25%
                                               o   Willowbridge:        25%

                                           The incentive fees are calculated
                                           and payable quarterly.
------------------------ ----------------- -------------------------------------------------
Commodity                Clearing Brokers  The Fund will pay brokerage
brokerage                                  commissions on US futures exchanges
commissions                                at the rate of $4.40 to $10.74 per
and related fees                           "round-turn" futures transaction
                                           which includes NFA, execution,
                                           clearing and exchange fees. Brokerage
                                           commissions will be higher for trades
                                           executed on some foreign exchanges.
                                           Steben & Company estimates that the
                                           round-turn equivalent rate charged to
                                           the Fund during each of the years
                                           ended 2003, 2002 and 2001 was
                                           approximately $12.
------------------------ ----------------- -------------------------------------------------
Cargill Investor         Forward           A portion of the forward
Services, Inc.           Counterparty      counterparty's execution costs are
                         Execution         included in the price of each forward
                                           contract purchased or sold, and,
                                           accordingly, such costs cannot be
                                           determined but are charged. Prime
                                           brokerage fees, combined with the
                                           futures broker's charges, usually
                                           equal approximately 1% of the Fund's
                                           net assets. CIS Financial Services,
                                           Inc., the Fund's primary forward
                                           counterparty charges a $20 per
                                           million service charge per round
                                           turn.
------------------------ ----------------- -------------------------------------------------
Selling Agents           Selling Agent     A monthly fee of .1667% (2% per year)
                         Fees              for A units and .0167% (0.2% per year)
                                           for B units will be charged to the
                                           Fund and paid to the Selling Agents.
                                           To the extent the General Partner is
                                           responsible for the sale of Units, or
                                           in cases where the Selling Agent does
                                           not receive this fee, the General
                                           Partner will retain these monthly
                                           fees.
------------------------ ----------------- -------------------------------------------------
Steben & Company          Professional     The Fund will pay its accounting,
                          Fees             audit, legal, administrative and
                                           offering expenses estimated at
                                           approximately 0.95% of the average
                                           month-end net asset value each year.
                                           However, if and to the extent these
                                           expenses (other than extraordinary
                                           costs, none of which are anticipated)
                                           exceed 1.00% of the Fund's average
                                           month-end net assets per calendar
                                           year, the General Partner will
                                           reimburse the Fund for such excess
                                           after the close of the applicable
                                           year. These expenses during the years
                                           ended 2003, 2002 and 2001 were 1.00%,
                                           .58% and .39% of the Fund's average
                                           net assets, respectively.

                                           There may be extraordinary expenses
                                           (including any extraordinary legal
                                           and accounting fees) the Fund may
                                           have although none are anticipated.
--------------------------------------------------------------------------------------------

*"Net New Trading Profits" are (a) the net realized trading profits and losses for the period, plus (b) the net unrealized trading profits and losses for the period, minus (c) the net unrealized trading profits and losses at the end of the previous period, minus (d) any net realized trading losses from previous periods that have not been recouped, minus (e) the Trading Advisor management fees, minus (f) (in the case of Aspect Capital only), a prorated portion of the General Partner, Selling Agent and administrative, offering and operating expenses based upon the percentage of assets allocated to Aspect. In determining "Net New Trading Profits", any trading losses generated by the Trading Advisor for the Fund in prior periods are carried forward, so that the incentive fee is paid only if and to the extent the profits generated by the Trading Advisor for the period exceed any losses (excluding losses relating to redeemed Units) from prior periods. The carry-forward loss is proportionally reduced if and to the extent the Fund reduces the amount of assets allocated to the Trading Advisor during a period that a carry-forward loss exists.

Market Sectors

The Fund trades in a fully diversified portfolio of futures markets, including energy products, agricultural products, precious and base metals, stock market indices, interest rates (short-term and long-term) and foreign currencies (majors, minors and cross rates). The Fund also trades currency forwards, and may in the future trade options, swaps, securities and forwards on markets other than currencies.

Market Types

The Fund trades on a variety of United States and foreign futures exchanges. Approximately 80% of the Fund's trading is currently in the form of exchange traded futures, and the balance is in off exchange currency forwards. 100% of the Fund's off-exchange trading takes place in the highly liquid, institutionally-based currency forward markets, although other types of forward contracts may be traded in the future.

As in the case of its market sector allocations, the Fund's commitments to different types of markets - U.S. and non-U.S., regulated and non-regulated - differ substantially from time to time, as well as over time, and may change at any time if the Fund's Trading Advisors, with the approval of Steben & Company determines such change to be in the best interests of the Fund.

Conflicts of Interest

Management of Other Accounts. The Trading Advisors will trade futures for accounts other than the Fund and may have an incentive to favor those accounts over the Fund, as they may have investments in those accounts or receive greater compensation for managing them than they do for managing the Fund's trading. Although no such favoritism is expected to occur, there can be no assurance the trading results of those other accounts will be similar to those of the Fund. The Trading Advisors will not knowingly favor any such account over the Fund. They will, however, be required to devote time to the management of those accounts. Limited Partners will not be permitted to inspect the trading records of those accounts.

Under CFTC rules, all of the commodity futures positions held by the Trading Advisors' managed accounts will be combined for position limit purposes with the account each manages for the Fund. Thus, the total number of commodity positions that each Trading Advisor establishes for the Fund could be restricted by the positions established for the Trading Advisor's other managed accounts (as well as by any positions the Trading Advisor or its principals hold for their personal accounts). The General Partner does not believe, however, that the position limits are likely to impair the Trading Advisors' trading for the Fund although it is possible the issue could arise in the future.

To the extent the position limits restrict the total number of commodity positions which may be held by the Fund and those other accounts, the Trading Advisors will allocate the orders equitably between the Fund and such other accounts. Similarly, where orders for the same commodity given on behalf of both the Fund and other accounts managed by the Trading Advisors cannot be executed in full, the Trading Advisors will equitably allocate between the Fund and such other accounts that portion of the total quantity able to be executed.

Operation of Other Futures Funds (Commodity Pools). The General Partner operates another futures fund (commodity pool), could form other funds in the future and might have an incentive to favor them over the Fund.

Business Relationship with Steben & Company, Inc. Steben & Company, Inc. has a significant business relationship with Campbell & Company, one of the Fund's Trading Advisors, to perform wholesaling and ongoing service for various commodity pools and investment funds operated by Steben & Company, Inc. This business relationship is a major portion of the company's business and might cause Steben & Company, Inc. to maintain high allocations of the Fund's assets to be managed by Steben & Company, Inc., even if better choices for commodity trading advisors were to become available. However the wholesaling relationship with Campbell does not require the General Partner to maintain any allocation to Campbell in the Fund, nor has Campbell indicated that this allocation would weigh upon its decision to use Steben & Company, Inc. for the services it provides to Campbell. The General Partner intends to make all allocation decisions in the best interest of the Fund and its performance.

Personal Trading. The Trading Advisors, the Commodity Broker, the General Partner and the principals and affiliates thereof may trade commodity interests for their own account. In such trading, positions might be taken which are opposite those of the Fund, or that "compete" with the Fund's trades.

Fiduciary Responsibility of the General Partner. The General Partner has a fiduciary duty to the Limited Partners to exercise good faith and fairness in all dealings affecting the Fund. If a Limited Partner believes this duty has been violated, he may seek legal relief under applicable law, for himself and other similarly situated Partners, or on behalf of the Fund. However, it may be difficult for Limited Partners to obtain relief because of the changing nature of the law in this area, the vagueness of standards defining required conduct and the broad discretion given the General Partner in the Partnership Agreement and the exculpatory provisions therein.

Selling Agents. The receipt by the Selling Agents and their registered representatives of continued sales commissions from the General Partner for Units remaining in the Fund may give them an incentive to advise the Limited Partners to remain investors in the Fund. These payments will cease to the extent the Limited Partners withdraw from the Fund.

Futures Broker. The Futures Broker effects transactions for customers (including public and private futures or commodity pools/funds) in addition to the Fund who may compete with the Fund's transactions including with respect to priorities or order entry. Since the identities of the purchaser and seller are not disclosed until after the trade, it is possible that the Futures Broker could effect transactions for the Fund in which the other parties to the transactions are the Future Broker's officers, directors, employees, customers or affiliates. Such persons might also compete with the Fund in making purchases or sales of futures or commodities without knowing that the Fund is also bidding on such futures or commodities. Since orders are filled in the order in which they are received by a particular floor broker, transactions for any of such persons might be executed when similar trades for the Fund are not executed or are executed at less favorable prices. In addition, CFTC regulations prohibit a futures commission merchant from utilizing its knowledge of one customer's trades for its own or its other customer's benefit.

Regulation

Under the Commodity Exchange Act, commodity exchanges and commodity futures trading are subject to regulation by the CFTC. The NFA, a registered futures association under the Commodity Exchange Act, is the only non-exchange self-regulatory organization for commodity industry professionals. The CFTC has delegated to the NFA responsibility for the registration of "commodity trading advisors," "commodity pool operators," "futures commission merchants," "introducing brokers" and their respective "associated persons" and "floor brokers." The Commodity Exchange Act requires "commodity pool operators," and "commodity trading advisors" and futures brokers or "futures commission merchants" such as the Fund's futures broker to be registered and to comply with various reporting and recordkeeping requirements. Steben & Company and the Fund's futures broker are members of the NFA. The CFTC may suspend a commodity pool operator's or trading advisor's registration if it finds that its trading practices tend to disrupt orderly market conditions, or as the result of violations of the Commodity Exchange Act or rules and regulations promulgated thereunder. In the event Steben & Company's registration as a commodity pool operator were terminated or suspended, Steben & Company would be unable to continue to manage the business of the Fund. Should Steben & Company's registration be suspended, termination of the Fund might result.

In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long and net short positions which any person, including the Fund, may hold or control in particular commodities. Most exchanges also limit the maximum changes in futures contract prices that may occur during a single trading day. The Fund also trades in dealer markets for forward contracts, which are not regulated by the CFTC. Federal and state banking authorities also do not regulate forward trading or forward dealers. In addition, the Fund trades on foreign commodity exchanges, which are not subject to regulation by any United States government agency.

Summary of the Partnership Agreement

Management of Fund Affairs.

The Partnership Agreement provides for the General Partner to conduct and manage the business of the Fund with respect to investments.

The General Partner has the right and may exercise, for and on behalf of the Fund and all Limited Partners, all powers and rights necessary, proper, convenient, and advisable to effectuate and carry out the purposes, business, and objectives of the Fund.

Additional Partners.

The Partnership may from time to time offer and sell additional Interests and admit additional limited partners at the sole discretion of the General Partner.

Liability of Limited Partners.

Interests purchased and paid for will be fully paid and non-assessable. No limited partner shall be liable for partnership obligations in excess of such limited partner's capital contributions and profits, if any.

Financial Allocations

The Fund's income, expenses, and gains and losses from its trading will be allocated to each Limited Partner's capital account in the ratio that the Partner's account bears to the Fund`s total net assets (i.e., "pro rata"), except that 1% of any increase or decrease in the Fund's net assets due to profits, losses or expenses will be allocated to the General Partner.

The value of a Partner's account is equal to his capital contribution to the Fund plus any credits to the account and minus any debits. Credits consist of the Limited Partner's pro rata share (except as noted above) of trading gains (both realized and unrealized) and of any other Fund income. Debits consist of redemptions by the Limited Partner; cash distributions (if any) to the Partner; and the Partner's pro rata share (except as noted above) of any trading losses (both realized and unrealized) and expenses.

Federal Tax Allocations.

 As of the end of each fiscal year, net realized profit or loss from the Fund's activities shall be allocated among the Partners as follows:

     (a) For the purpose of allocating the Fund's net realized profit or loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid to the Fund for the Unit. Allocation accounts shall be adjusted as of the end of each fiscal year as follows:

               (i) Except with respect to the 1% allocation to the General Partner each allocation account shall be increased by the amount of income allocated to the holder of the Unit pursuant to subparagraph (c) below.

               (ii) Except with respect to the 1% allocation to the General Partner each allocation account shall be decreased by the amount of expense or loss allocated to the holder of the Unit pursuant to subparagraph (e) below and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of Units).

               (iii) The allocation account with respect to a redeemed Unit shall be eliminated.

          (b) Net realized profit shall be allocated first to each Partner who has redeemed a Unit during the fiscal year up to the excess, if any, of the amount received upon redemption of the Unit over the allocation account as of the date of redemption attributable to the redeemed Unit.

          (c) Net realized profit remaining after the allocation thereof pursuant to subparagraph (b) above shall be allocated next among all Partners whose capital accounts are in excess of the Units' allocation accounts (after the adjustments in subparagraph (b) above) in the ratio that each such Partners excess bears to all such Partners' excesses. In the event that profit to be allocated pursuant to this subparagraph (c) is greater than the excess of all such Partners' capital accounts over all such allocation accounts, the excess shall be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

          (d) Net realized loss shall be allocated first to each Partner who has redeemed a Unit during the fiscal year up to the excess, if any, of the allocation account as of the date of redemption attributable to the redeemed Unit over the amount received upon redemption of the Unit.

          (e) Net realized loss remaining after the allocation thereof pursuant to subparagraph (d) above shall be allocated next among all Partners whose Units' allocation accounts are in excess of their capital accounts (after the adjustments in subparagraph (d) above) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that loss to be allocated pursuant to this subparagraph (e) is greater than the excess of all such allocation accounts over all such Partners' capital accounts, the excess loss shall be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

Assignability.

Each Limited Partner may not assign, transfer, pledge, encumber or dispose of, by gift or otherwise, any of his Units or any part or all of his right, title and interest in the capital or profits of the Partnership without giving prior written notice of the assignment, transfer, pledge, encumbrance or disposition to the General Partner and no assignment, transfer, pledge, encumbrance or disposition shall be effective against the Partnership or the General Partner until (i) at least 30 days after the General Partner receives the written notice described below and (ii) has consented in writing to the assignment, transfer, pledge, encumbrance or disposition, which consent the General Partner may withhold in its sole discretion. If such assignment, transfer, pledge, encumbrance or disposition occurs by reason of the death of a Limited Partner or assignee, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner and the General Partner shall consent thereto.

A transferee, pledgee, assignee, or secured creditor shall become a substituted Limited Partner only if the General Partner first consents to such substitution in writing, which consent the General Partner may withhold in its sole discretion.

     (i) through (xii) - not applicable.

(xiii) the Partnership has no employees.

     (d)  Financial information about geographic areas.

     The Partnership does not engage in material operations in foreign countries (although it does trade from the United States in foreign currency forward contracts and on foreign futures exchanges), nor is a material portion of its revenues derived from foreign customers.

     (e)  Available information.

     Not Applicable.

     (f)  Reports to Limited Partners.

The Fund's books are audited annually by an independent certified public accountant selected by the General Partner. The Fund delivers to each Partner:
(a) within 90 days after the close of each fiscal year an annual report containing audited financial statements (including a statement of income and a statement of financial condition) of the Fund for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by a report of the independent certified public accountant which audited such statement, and such other information as the CFTC, SEC, or NFA from time to time may require; and (b) within 90 days after the close of each fiscal year such tax information relating to the Fund as is necessary for such Partner to complete such Partner's federal income tax return. In addition, the General Partner reports or causes to be reported to the Limited Partners such financial and other information with respect to the Fund as the CFTC, SEC, or NFA by regulation from time to time may require in periodic reports. Moreover, if any of the following events occurs, notice of such event will be mailed to each Limited Partner within 21 business days after the occurrence of the event: (i) any change in trading advisors; (ii) any change in brokers; (iii) any change in general partners: (iv) any change in the Fund's fiscal year; or (v) any material change in the Fund's trading policies. As used herein, "material change in the Fund's trading policies" shall not include changes in securities or commodity interests traded or modifications of, additions to, or deletions from any trading advisor's trading methods or strategies.

     (g)  Enforceability of Civil Liabilities Against Foreign Persons.

     Not Applicable.

Item 2: FINANCIAL INFORMATION

     (a)  Selected Financial Data.

     The following information has been derived from the audited financial statements of the Fund.


--------------------------------------------------------------------------------------------------------------------------

                                  For the Year      For the Year      For the Year      For the Year     For the Year
                                  Ended             Ended             Ended             Ended            Ended
                                  December 31,      December 31,      December 31,      December 31,     December 31,
                                  2003              2002              2001              2000             1999
--------------------------------------------------------------------------------------------------------------------------
Income Statement Items:
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Gain (loss) from Trading -
Realized and unrealized                  $9,008,846        $2,351,040          $818,056       $1,456,933        $401,447
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Brokerage Commissions                     -$246,478          -$55,479          -$68,452         -$75,919        -$68,905
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
     Gain From Trading                   $8,762,368        $2,295,561          $749,604       $1,381,014        $332,542
                                         ----------        ----------          --------       ----------        --------
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Interest income                            $339,961          $132,088          $274,125         $322,028        $264,907
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Expenses:
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
General Partner management fee             $655,881          $114,153           $93,518          $77,809         $79,603
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
General Partner 1% allocation               $51,412           $15,670            $3,913          $11,779          $1,969
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Trading Advisor management fees            $384,029           $96,622           $86,190          $71,584         $80,500
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Advisor Incentive Fees                   $2,101,829          $494,896          $339,957         $274,252        $143,286
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Selling Agent fees                         $480,685          $106,289           $86,713           72,202         $73,144
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Net Operating expenses                     $338,913           $48,693           $26,000          $29,269         $24,000
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Net Income (loss)                        $5,089,580        $1,551,326          $387,438       $1,166,147        $194,947
                                         ==========        ==========          ========       ==========        ========
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Balance Sheet Items:
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------

--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Total assets                            $88,617,926       $10,224,769        $6,776,473       $6,529,348      $5,855,325
                                        -----------       -----------        ----------       ----------      ----------
--------------------------------- ----------------- ----------------- ----------------- ---------------- -----------------
Total Partners' capital                 $77,765,859        $9,957,808        $6,732,365       $6,208,741      $5,823,782
                                        -----------        ----------        ----------       ----------      ----------
--------------------------------------------------------------------------------------------------------------------------

Class A Units:

----------------------------------------------------------------------------------------------------------------------
Net asset value per Unit                $3,418.95        $2,966.76        $2,480.69         $2,367.45        $1,937.28
----------------------------------------------------------------------------------------------------------------------
Increase in net asset value               $452.19          $486.07          $113.24           $430.17           $34.91
per Unit
----------------------------------------------------------------------------------------------------------------------


Class B Units:

-----------------------------------------------------------------------------------------------------------------------
Net asset value per Unit       $4,022.67         $3,425.61          $2,811.36         $2,634.21          $2,116.23
-----------------------------------------------------------------------------------------------------------------------
Increase in net asset           $597.06           $614.25            $177.15           $517.98            $81.30
value per Unit
-----------------------------------------------------------------------------------------------------------------------

                 FUTURES PORTFOLIO FUND, L.P. (Class A Units)

--------------------------------------------------------------------------------
Rate of Return**   2004        2003       2002      2001      2000       1999
--------------------------------------------------------------------------------
January            1.97       11.19      (0.74)     1.62      2.06      (3.47)

February           9.03        8.12      (4.89)     1.42     (3.96)      4.28

March              (.02)      (6.63)      1.21      7.31     (1.55)     (1.71)

April                          1.23      (2.78)    (8.87)    (4.22)      5.44

May                            3.64       4.61      5.21      1.01      (3.52)

June                          (4.65)     13.06     (3.22)     0.51       4.77

July                          (5.63)      5.51     (1.91)    (6.99)      0.31

August                         1.94       1.91      2.92     15.70      (1.13)

September                     (1.26)      6.42      6.75     (5.72)      0.95

October                        3.71      (5.79)     7.51      1.06      (7.17)

November                      (1.30)     (5.03)    (14.44)    9.47       4.03

December                       5.56       6.32      2.99     16.02      (0.11)

--------------------------------------------------------------------------------
Year               11.16      15.25      19.59      4.77     22.20       1.84
--------------------------------------------------------------------------------
 PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

 Name of Pool:                              Futures Portfolio Fund, L.P.
 Type of Pool:                              Privately offered, Regulation D - Rule 506   Privately offered, Regulation D - Rule
 Inception of Trading:                      January 2, 1990                              January 2, 1990
 Aggregate Subscriptions:                   $83,953,281                                  $ 86,095,424
 Current Net Asset Value:                   $77,765,859                                  $ 77,952,572
 Worst Monthly Percentage Drawdown*
   (Last 5 Years):                          -14.44% (Nov. 2001)                          -14.44% (Nov 2001)
 Worst Peak-to-Valley Drawdown*
   (Last 5 Years):                          -18.14% (Nov. 2001 - April 2002)             -18.14% (Nov 2001 - Apr 2002)

* "Drawdown" means losses experienced by the pool over a specified period using month end.

** Percentage Rate of Return is computed on a compounded monthly basis.
Monthly Rate of Return % equals the month's net performance divided by the net asset value as of the beginning of that month. Figures were on an accrual method of accounting in accordance with generally accepted accounting principles ("GAAP").

                 FUTURES PORTFOLIO FUND, L.P. (Class B Units)

--------------------------------------------------------------------------------
Rate of Return**    2004      2003       2002       2001       2000       1999
--------------------------------------------------------------------------------
January             2.13      11.37     (0.59)      1.77       2.21      (3.08)

February            9.21      8.28      (4.74)      1.57      (3.81)      4.44

March               .13      (6.49)      1.37       7.47      (1.40)     (1.56)

April                         1.39      (2.63)     (8.73)     (4.08)      5.60

May                           3.80       4.77       5.37       1.16      (3.37)

June                         (4.51)     13.24      (3.07)      0.67       4.93

July                         (5.49)      5.67      (1.76)     (6.85)      0.46

August                        2.14       2.07       3.08      15.88      (0.98)

September                    (1.11)      6.58       6.92      (5.58)      1.10

October                       3.87      (5.62)      7.68       1.22      (7.03)

November                     (1.15)     (4.89)     (14.31)     9.65       4.19

December                      5.72       6.49       3.15      16.21      (0.04)

--------------------------------------------------------------------------------
Year               11.68      17.43     21.86       6.72      24.48       3.98
--------------------------------------------------------------------------------
 PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

 Name of Pool:                                        Futures Portfolio Fund, L.P.
 Type of Pool:                                        Privately offered, Regulation D - Rule 506
 Inception of Trading:                                January 2, 1990
 Aggregate Subscriptions:                             $83,953,281
 Current Net Asset Value:                             $77,765,859
 Worst Monthly Percentage Drawdown* (Last 5 Years):   -14.31% (Nov. 2001)
 Worst Peak-to-Valley Drawdown* (Last 5 Years):       -17.38% (Nov. 2001 - April 2002)

* "Drawdown" means losses experienced by the pool over a specified period using month end.

** Percentage Rate of Return is computed on a compounded monthly basis.
Monthly Rate of Return % equals the month's net performance divided by the net asset value as of the beginning of that month. Figures were on an accrual method of accounting in accordance with generally accepted accounting principles ("GAAP").


(b) Management's discussion and analysis of financial condition and results of operations.

Introduction

Gains or losses are realized when contracts are liquidated. Net unrealized gains or losses on open contracts (the difference between contract price and market price) are reflected in the statement of financial condition. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. United States government securities are stated at cost plus accrued interest, which approximates market value. For purposes of both financial reporting and calculation of redemption value, net asset value per Unit is calculated by dividing net asset value by the number of outstanding Units.

Liquidity

Most United States commodity exchanges limit fluctuations in futures contracts prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." During a single trading day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract has reached the daily limit for that day, positions in that contract can neither be taken nor liquidated. Futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the Fund from promptly liquidating unfavorable positions and subject the Fund to substantial losses which could exceed the margin initially committed to such trades. In addition, even if futures prices have not moved the daily limit, the Fund may not be able to execute futures trades at favorable prices if little trading in such contracts is taking place. Other than these limitations on liquidity, which are inherent in the Fund's futures trading operations, the Fund's assets are expected to be highly liquid. Redemptions may be made by a Limited Partner as of the last trading day of any month at the Net Asset Value of the redeemed Units (or portion thereof) on that date, on 15 days prior written notice to the General Partner. Partial redemptions must be for at least $1,000, unless such requirement is waived by the General Partner. In addition, the Limited Partner, if making a partial redemption, must maintain at least $25,000 or his original investment amount, whichever is less, in the Fund unless such requirement is waived by the General Partner.

Capital Resources

The Fund intends to raise additional capital only through the sale of Units offered pursuant to the continuing offering, and does not intend to raise any capital through borrowing. Due to the nature of the Fund's business, the Fund does not contemplate making capital expenditures.

Results of Operations

The returns for A Units for years ended December 31, 2003, 2002 and 2001 were 15.25%, 19.59% and 4.77%, respectively. The returns for B units for years ended December 31, 2003, 2002 and 2001 were 17.43 %, 21.85 % and 6.72 %, respectively. Please see table in Item 2 ("Financial Information") for a disclosure of all of the Fund's total trading revenue, interest income, total expenses and net income. Further analysis of the trading gains and losses is provided below.

2003

A Units of the Fund were up 11.19% for the month of January 2003 and B Units were up 11.37%. The trends that created opportunity for the Fund in 2002 continued into January 2003. Profits were earned in every sector other than stock indices. However, the environment was one where the prospect of war with Iraq significantly affected the Fund's whole portfolio.

A Units of the Fund were up 8.12% for the month of February 2003 and B Units were up 8.28%. The Fund was positive again in February with metals being the only negative sector. Strong momentum in energy, fixed income, currencies and stock indices continued, largely as a result of the troubled global geopolitical outlook.

A Units of the Fund were down 6.63% for the month of March 2003 but up 12.25% for the quarter. B Units were down 6.49% for the month but up 12.77% for the quarter. A market reversal occurred in March. Initially energy, precious metals and fixed income markets all sold off sharply, while equities and the U.S. dollar rallied. Several days into this correction, these markets all sold off suddenly, as anticipation of a quick resolution in Iraq subsided. Although the Fund sustained losses, they were relatively modest, giving the Fund a positive first quarter.

A Units of the Fund were up 1.23% for the month of April 2003 and B Units were up 1.39%. In April many markets had calmed significantly at this time, but uncertainty was still prevalent in global markets due to the many unresolved geopolitical issues. A strong performance in the currencies sector was partially offset by negative performances in the metals, stock index and agricultural sectors.

A Units of the Fund were up 3.64% for the month of May 2003 and B Units were up 3.80%. In May, the uncertainty that remained in April dominated the markets the Fund trades and led to another positive month. While corporate earnings looked stronger, unemployment, overcapacity and the ongoing threat of terrorism still loomed large over the global financial markets. The U.S. dollar weakened further against the other major currencies despite the concern expressed by the United States' trade partners over the impact this would have on global trade. Interest rates were the best performing sector for the Fund particularly at the long end of the yield curve, where higher prices reflected lower rates. Currency cross rates were also positive, while losses in the energy, stock index, agricultural and currency sectors offset some of those gains.

A Units of the Fund were down 4.65% for the month of June 2003 but relatively flat at +.04% for the quarter. B Units were down 4.51% for the month but up ..50% for the second quarter. With a negative result for June, the Fund finished the first half of 2003 with solid returns. Profits for the month were earned in the currency sector while long-term interest rates lost value as yield curves steepened, particularly the Japanese government bond. Short-term interest rates and stock index sectors contributed modest gains for the month, while the energy, metals, agricultural and currency cross-rates contributed small losses.

A Units of the Fund were down 5.63% for the month of July 2003 and B Units were down 5.49%. July performance was down as the largest positions suffered significant reversals. Currencies and cross rates were the poorest performers as the US dollar rallied strongly. The surprisingly sharp sell-off in long term bonds also resulted in losses, but short term interest rates were only slightly negative. Equity indices produced the best sector performance in July, reflecting growing investor confidence in the economic recovery and the potential for improved growth. Despite July's reversal, returns remain positive for the year, and have kept pace with the major equity indices other than the NASDAQ, which is currently up almost 30%.

A Units of the Fund were up 1.94% for the month of August 2003 and B Units were up 2.14% for the month. Performance rebounded in August despite a tumultuous market environment. Trading volumes are typically thin in August because of summer vacations in Europe and North America. This loss of liquidity tends to exaggerate price action and volatility, and often provides good trading opportunities. Stock indices were the best performer of the month as the equity markets posted their sixth straight month of gains. Much of this can be attributed to improving consumer confidence and higher disposable income arising from the federal tax cuts. Sharply increased defense spending is also stimulating economic growth. The energy sector contributed solid positive returns as crude oil remained above the thirty dollar level on continuing supply concerns. Industrial and precious metals trading results were relatively flat.

A Units of the Fund were down -1.26% for the month of September 2003 and down -5.01% for the quarter. B Units were down 1.11% for the month and 4.54% for the third quarter. The currency sector was the star performer again in September, as short dollar positions benefited from continued weakness in the U.S. dollar. After showing positive returns for most of the month, sudden reversals in the fixed income, equity and energy markets put the Fund into negative territory late in the month. The energy sector rallied sharply as OPEC surprised the markets with unexpected production cuts. Equity indices were lower following poor consumer confidence numbers. The safe haven of government bonds lured investors away from equities and back into the treasury sector, resulting in a fall in the higher yields seen in August.

A Units of the Fund were up 3.71% for the month of October 2003 and B Units were up 3.87%. The continued but orderly decline of the US dollar against the other major currencies provided good trending opportunities during October, but an unexpectedly sharp decline in the Yen at the end of the month took some of the shine off what could have been a really strong month. On the negative side, currency cross rates, interest rates and energies all resulted in losses. The energy markets were particularly volatile, with natural gas prices whipsawing on shifting weather predictions, while crude oil declined sharply from the high end of its recent trading range. A surprise in third quarter GDP lent strong upward momentum to U.S. equities, while an improvement in M&A and IPO activity provided additional positive news for potential recovery. On the negative side, consumer spending opinions remain mixed, while concerns persist about a weak labor market ahead of the US employment numbers in November.

A Units of the Fund were down 1.30% for the month of November 2003 and B Units were down 1.15%. Although there were good profits in November with currencies and stock indices they were offset by losses in energy and interest rates. As global equity prices continued to strengthen, the U.S. dollar weakened, reaching 10 and 5 year lows against the Canadian dollar and Sterling respectively, while the Euro made an all time high late in the month. There is growing concern over Japan and China's stubborn resistance to market pressures that want their currencies to strengthen, while in the U.S., the combination of a potentially strong recovery and continuing low short-term interest rates are raising inflationary concerns. Despite recent strength in U.S. equity prices, this could ultimately discourage the buying of US equities, particularly from the Euro-zone.

A Units of the Fund were up 5.56% for the month of December, 8.05% for the quarter and 15.25% for 2003. B Units were up 5.72% for the month, 8.55% for the forth quarter and 17.43% for 2003. There was a strong finish to an interesting year in which the simultaneous fall in the US dollar and the rise in US equity prices surprised many traders and analysts. A substantial portion of the Fund's first quarter gains were generated from the market response to concerns about the impending war with Iraq, but an initial calming in the second quarter ended with one of the most dramatic drops in the prices of US Treasuries in 20 years, wiping out almost all of our gains in the interest rates sector. In the second half of 2003, profits were derived primarily from short positions in the US dollar and long positions in global equity indices. These positions were also responsible for most of the gains for the full year.

2002
----

First Quarter 2002:

A Units of the Fund were down 4.45% for the first quarter of 2002 and B units were down 4.00%. During January, the Enron and Global Crossing bankruptcies took a toll on the U.S. equities markets that were already under pressure and resulted in a stumbling start to the New Year, as layoffs, earnings restatements and revenue declines continued to dominate the business news. The Fund posted a small loss for January, largely as a result of volatility in the global currency markets. Energy and short stock index positions contributed small gains. The high market volatility in January continued into February. Sentiment reversed abruptly on positive economic news on home sales, manufacturing and consumer spending. The Fund's performance was negative in February with losses in energy, stock indices and long-term interest rates only partially offset by gains in short-term interest rates. March was a mixed month in which positive performance in the energy and interest rate sectors just offset losses in stock indices and currencies. The Japanese Yen produced the largest loss when it rallied in reaction to Bank of Japan intervention in preparation for their March 31st fiscal year-end as the Fund was maintaining a short position. Energy was the strongest performing sector profiting from long positions in crude oil and unleaded gas. The loss in the stock indices sector came from short positions in the Nikkei and Hang Seng indices as Asian equities rallied.

Second Quarter 2002:

A Units of the Fund were up 14.98% for the second quarter of 2002 and B Units were up 15.52%. April was a difficult trading month for the Fund. The fixed income sector was adversely affected as hopes of imminent economic recovery sputtered causing the majority of the trading losses for the month. Broad-based selling of the three leading U.S. equity indices put them at their lowest levels since October 2001 and contributed to the Fund's losses for the month. The month of May finally provided some trending opportunities that the Fund was able to profit from. The currencies and interest rates sectors provided the gains for the month, but these were offset by losses in the energy and stock indices sectors. While the equities markets remained nervous, many alternative investment strategies, including managed futures, were able to provide positive returns. Strong performance in the month of June contributed to a positive second quarter and more than made up for losses during the beginning of the year. Many major U.S. equity indices declined further as domestic and international investor confidence was battered by reports of corporate leadership scandals. The U.S. Dollar lost ground against many major trading partners, while interest rate futures rose and stock indices declined. These three sectors contributed significantly to the profits in June, while small losses were recorded in the metals and energy sectors.

Third Quarter 2002:

A Units of the Fund were up 14.43% for the third quarter of 2002 and B units were up 14.95%. The Fund's positive performance continued in July. Positive performance was mainly attributable to profits in short stock indices and long interest rate positions. These gains were reduced by small negative performances in metals, currencies and cross rates as the dollar strengthened against other major currencies, again rising above parity with the Euro. In August, the Fund recorded another month of positive performance with profits in the interest rates, currencies, stock indices and energy sectors. Global markets continued to respond to weak U.S. economic data and concerns over geopolitical developments. September was the fifth consecutive month of positive returns for the Fund. Profits were earned in the stock indices, interest rates and energy sectors offset by losses in the currencies sector. Further reports of corporate governance and accounting failures, the possibility of a war in the Middle East, rising jobless claims, disappointing earnings and an uncertain retail outlook were compounded by high energy prices and systemic instability in Japan and Brazil. In this time of global economic weakness and uncertainty, the Fund's ability to trade both the long and short side of a diverse portfolio of international markets proved to be a beneficial tool.

Fourth Quarter 2002:

A Units of the Fund were down 4.87% for the fourth quarter of 2002 and B units were down 4.41%. For the year, A units were up 19.59% and B units were up 21.85%. Many of the trends that had been profitable for the Fund over the preceding five months reversed during October, resulting in losses in interest rates, equity indices and precious metals. The U.S. Dollar weakened on unfavorable Gross Domestic Product news and caused losses in the currencies sector. U.S. equities surprised the market by turning in their second best month since 1997. As the United Nations discussed the possible conflict in Iraq, energy prices sold off sharply making this the Fund's worst performing sector in October. In October and November, U.S. equity prices rose at a faster pace than any time since 1997. Over this same period, the Fund was defensively positioned against a reversal of the major trends that were profitable this year, leaving year-to-date gains in the double digits. Performance for November was negative, with gains in currencies offset by losses in interest rates, stock indices and energy. The Fund recorded a strong positive performance for December and for the year. Profits were generated in interest rates, currencies and equities, while losses occurred in energy, industrial metals and agricultural sectors.

2001
----

First Quarter 2001:

A Units of the Fund were up 10.60% for the first quarter of 2001 and B Units were up 11.09%. January was a turbulent month due to the slowdown of the U.S. economy and transition between presidential administrations. The Federal Reserve intervened twice by lowering interest rates during the month a total of 100 basis points. The interest rate reductions resulted in gains in the Fund's long bond positions, but these were somewhat offset by losses in its Swiss and Sterling currency positions. Overall, February was a mostly flat month for the Fund. The Federal Reserve's failure to lower interest rates ahead of its March meeting, and the continued declining consumer confidence pushed U.S. equities lower, with the NASDAQ posting a new two-year low. This economic news was favorable to both the Fund's short equities positions and long bond positions. The currency markets were mixed and ended flat for February. During the month of March, all market sectors of the Fund were profitable, except the energy sector. In the midst of some downward trends in the global economy, the Fund's trading principles enabled it to ride the bear trend in equities while simultaneously benefiting from long fixed income positions.

Second Quarter 2001:

A Units of the Fund were down 7.21% for the second quarter of 2001 and B units were down 6.78% for the same quarter. Sharp price reversals in the equity, bond and energy markets resulted in a negative performance in April as many of the Fund's largest positions hit protective stops. The sharp downturn in equities in the first quarter was reversed as investors reacted to a 50 basis point rate cut by the Federal Reserve by pushing the equity markets substantially higher. The flight to quality that had caused the long bond to trade strongly in March was abandoned as investors sold bonds to invest in stocks. May was a volatile month for many of the markets the Fund trades, but the Fund produced a positive result despite the adverse conditions. A strong U.S. Dollar amid persistent signs of global economic weakness kept equity markets volatile, but an anticipated rate cut by the Federal Reserve was priced into the markets and had little effect when announced. The Fund made small profits in energy and interest rates and small losses in global stock indices and currency positions. Uncertainty affected the global markets for the last few months of the second quarter, and there was no emergence of a solid trend to give investors and economists any meaningful indication of what the second half of 2001 held. In June, the Fund was profitable in the global equity indices but these profits were strongly offset by losses in the currency, fixed income and energy markets.

Third Quarter 2001:

A Units of the Fund were up 7.77% for the third quarter of 2001 and B units were up 8.27%. Many of the major U.S. stock and bond exchanges were negative. The ability to short global equity markets made stock indices the best performing sector for the month of July. Short-term interest rates were also positive; however, this was offset by losses in the Japanese bond markets, which have come under pressure from fiscal instability and uncertainty in Japan. Foreign exchange was down on global concerns about the future of the U.S. "strong dollar" policy. August was another positive month for the Fund. The Fund profited from currency cross rates, long and short-term interest rates and equities. The losing sector was primarily the energy sector. September was a difficult month, impacted by the terrorist attacks of September 11th. However, despite the tumult, the Fund reported a positive month and third quarter. Currencies and cross rates were profitable as short dollar positions yielded solid returns. Long positions in both long and short-term interest rate instruments were profitable as investors sought safety when equity prices declined sharply. The major U.S. stock indices suffered their worst quarterly losses since 1987. The Fund's non-correlation with equities was evident as the Fund profited from a decline in global equity indices. Industrial metals were also profitable, while the highly volatile energy sector was an unprofitable sector in September.

Fourth Quarter 2001:

A Units of the Fund were down 5.26% for the fourth quarter of 2001 but up 4.77% for the year. B units were down 4.82% for the forth quarter and up 6.72% for the year. The Fund was positive during the month of October. The positive performance was led by interest rates, which were strong throughout the month and helped by the U.S. Treasury's announcement of the ending of the issuance of 30-year bonds. The energy and industrial metals sectors were also positive. These gains were partly offset by losses in the currency and stock indices sectors. In November, a sharp and totally unexpected increase in global interest rates resulted in the Fund's largest monthly decline since its inception. The continuing decline in U.S. interest rates initially accelerated after the U.S. Treasury announced it would stop issuing 30-year Treasury Bonds. However, with good news from Afghanistan, a sharp decline in energy prices, and a totally unexpected increase in retail sales for October, market sentiment changed abruptly. Equity prices rallied and interest rate instruments declined across the entire yield curve, all over the world. The Fund rebounded with a positive return in December. The majority of the gain for the month was made in currencies, primarily in the Japanese Yen. These gains were offset by losses in the interest rate sectors. The Fund was positive for the year delivering modest profitability and effective portfolio diversification during an economically difficult year.

Significant Accounting Policies

The Fund's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by management. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract trade price and market price) are reported in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation No. 39 -"Offsetting of Amounts Related to Certain Contracts." The market value of futures (exchange-traded) contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of the last business day of the reporting period. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. United States government securities are stated at cost plus accrued interest, which approximates market value.

For purposes of both financial reporting and calculation of redemption value, the Net Asset Value for both A Unit and B Unit is calculated by dividing the Net Asset Value of A Units by the number of A Units outstanding, and by dividing the Net Asset Value of B Units by the number of B Units outstanding.

Off-Balance Sheet Risk

The term "off-balance sheet risk" refers to an unrecorded potential liability that, even though it does not appear on the balance sheet, may result in future obligation or loss. The Fund trades in futures and forward contracts and is therefore a party to financial instruments with elements of off-balance sheet market and credit risk. In entering into these contracts there exists a risk to the Fund, market risk, that such contracts may be significantly influenced by market conditions, such as interest rate volatility, resulting in such contracts being less valuable. If the markets should move against all of the futures interests positions of the Fund at the same time, and if the commodity trading advisors were unable to offset futures interests positions of the Fund, the Fund could lose all of its assets and the Limited Partners would realize a 100% loss. Steben & Company, the General Partner, minimizes market risk through diversification of the portfolio, allocations to multiple trading advisors and maintenance of a margin-to-equity ratio that rarely exceeds 30%.

In addition to market risk, in entering into futures and forward contracts there is a credit risk that a counterparty will not be able to meet its obligations to the Fund. The counterparty for futures contracts traded in the United States and on most foreign exchanges is the clearinghouse associated with such exchange. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members, like some foreign exchanges, it is normally backed by a consortium of banks or other financial institutions.

In the case of forward contracts, which are traded on the interbank market rather than on exchanges, the counterparty is generally a single bank or other financial institution, rather than a group of financial institutions; thus there may be a greater counterparty credit risk. Steben & Company utilizes only those counterparties that it believes to be creditworthy for the Fund. All positions of the Fund are valued each day on a mark-to-market basis. There can be no assurance that any clearing member, clearinghouse or other counterparty will be able to meet its obligations to the Fund.

Contractual Obligations

The Fund does not have any contractual obligations of the type contemplated by Regulation S-K 303(a)(5). The Fund's sole business is trading futures and forward currency contracts, both long (contracts to buy) and short (contracts to sell).

Market Risk

     The Fund is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or a substantial amount of The Fund's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Fund's business.

     Market movements result in frequent changes in the fair market value of the Fund's open positions and, consequently, in its earnings and cash flow. The Fund's market risk is influenced by a wide variety of factors, including the level and volatility of exchange rates, interest rates, equity price levels, the market value of financial instruments and contracts, market prices for base and precious metals, energy complexes and other commodities, the diversification effects among the Fund's open positions and the liquidity of the markets in which it trades.

     The Fund rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance. The Fund's current trading advisors all employ strategies that rely on sustained movements in price. Erratic, choppy, sideways trading markets and sharp reversals in movements can materially and adversely affect the Fund's results. The Fund's past performance is not necessarily indicative of its future results.

     Value at risk is a measure of the maximum amount that the Fund could reasonably be expected to lose in a given market sector in a given day. However, the inherent uncertainty of the Fund's speculative trading and the recurrence in the markets traded by the Fund of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated value at risk or the Fund's experience to date. This risk is often referred to as the risk of ruin. In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the qualification of risk included in this section should not be considered to constitute any assurance or representation that the Fund's losses in any market sector will be limited to value at risk or by the Fund's attempts to manage its market risk. Materiality as used in this section, is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, and multiplier features of the Fund's market sensitive instruments.

     The following disclosures regarding the Fund's market risk exposures contain forward-looking statements. All disclosures in this section are deemed to be forward-looking statements, except for statements of historical fact and descriptions of how the Fund manages its risk exposure. The Fund's primary market risk exposures, as well as the strategies used and to be used by its trading advisors for managing such exposures are subject to numerous uncertainties, contingencies and risks which could cause the actual results of the Fund's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Fund. The Fund's current market exposure and/or risk management strategies may not be effective in either the short-or long-term and may change materially. Therefore, you should be prepared to lose all or substantially all of your investment in the Fund.

Trading Risk

     The following were the primary trading risk exposures of the Fund as of December 31, 2003, by market sector.

     Interest Rates

     Interest rate risk is the principal market exposure of the Fund. Interest rate movements directly affect the price of the futures positions held by the Fund and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Fund's profitability. The Fund's primary interest rate exposure is to interest rate fluctuations in the United States and the other G-7 countries. However, the Fund also takes futures positions on the government debt of smaller nations.

     Currencies

     Exchange rate risk is a significant market exposure of the Fund. The Fund's currency exposure is to exchange rate fluctuations, primarily fluctuations that disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Fund trades in a large number of currencies, including cross-rates, which are positions between two currencies other than the U.S. dollar.

     Energy

     The Fund's primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East. Oil and gas prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.

     Stock Indices

     The Fund's primary equity exposure is to equity price risk in the G-7 countries as well as other countries. The stock index futures contracts traded by the Fund currently are generally limited to futures on broadly based indices, although the Fund may trade narrow-based stock index futures contracts in the future. The Fund is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Japanese indices. Static markets would not cause major market changes but would make it difficult for the Fund to avoid being "whipsawed" into numerous small losses.

     Metals

     The Fund's metals market exposure is to fluctuations in the price of both precious metals, including gold and silver, as well as base metals including aluminum, copper, nickel and zinc.

     Agricultural

     The Fund's primary commodities exposure is to agricultural price movements, which are often directly affected by severe or unexpected weather conditions.

Non-Trading Risk Exposure

     The following were the only non-trading risk exposures of the Fund as of December 31, 2003.

     Foreign Currency Balances

     The Fund's primary foreign currency balances are in Japanese yen, British pounds, Euros and Australian dollars. The advisors regularly convert foreign currency balances to U.S. dollars in an attempt to control the Fund's non-trading risk.

     Cash Management

     The Fund maintains a substantial portion of its available assets in Treasury bills held at the clearing broker. Violent fluctuations in prevailing interest rates could cause immaterial mark-to-market losses on the Fund's cash management income.

Item 3: PROPERTIES

The Fund does not own or use any physical properties in the conducting of its business. Its assets currently consist of futures and other contracts, cash and U.S. Treasury Bills.

Item 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Security ownership of certain beneficial owners.

As of March 31, 2004, no person or "group" is known to have been the beneficial owner of more than 5% of the Units.

All of the Partnership's general partner interest is held by the General
Partner.

(b) Security ownership of management

As of December 31, 2003, Steben & Company, Inc. did not own any Units. The principals of Steben & Company, owned a total of 35.5087 B Units, the value of which represents .18% of the total value of the fund.

As of March 31, 2004, the directors and executive officers of the General Partner own beneficially Units as follows.

------------------------------------------------------------------------------
                 Name           Value of Unit         Percentage of Limited
                                                           Partnership
------------------------------------------------------------------------------
Kenneth E. Steben                $138,968.48                .124 %
----------------------------- -------------------- ---------------------------
Michael D. Bulley                   $0.00                   0.00 %
----------------------------- -------------------- ---------------------------
John P. Scarcella                $12,684.12                 .011 %
----------------------------- -------------------- ---------------------------
Brian F. Hull                     $7,880.23                 .007 %
----------------------------- -------------------- ---------------------------
directors and executive          $159,532.83                .142 %
officers of the General
Partner as a group
------------------------------------------------------------------------------


(c) Changes in Control

None.

Item 5: DIRECTORS AND EXECUTIVE OFFICERS

     (a) and (b) Identification of directors and executive officers.

     The Fund itself has no directors or officers and has no employees. It is managed by the General Partner in its capacity as General Partner.

     The General Partner's directors and managing officers are as follows:

Kenneth E. Steben is the General Partner's founder, President and sole shareholder and is registered with the CFTC as an associated person, and with the NASD as a general securities principal. Mr. Steben, born in 1955, received his Bachelors Degree in Interdisciplinary Studies, with a concentration in Accounting in 1979 from Maharishi University of Management. Mr. Steben has been a licensed stockbroker since 1981 and a licensed commodities broker since 1983. From 1981 - 1983 and 1983 - 1985, Mr. Steben was an account executive for Moseley Securities and Dean Witter, respectively, two brokerage firms. From 1985 to March 1989, Mr. Steben was registered with Carey Jamison and Company (formerly called Swan Securities, Inc.), a securities broker-dealer and commodities introducing broker. Mr. Steben served for various periods as Carey Jamison's Executive Vice President, Commodities Division President, General Securities Principal, Municipal Securities Principal, Registered Options Principal and Compliance Officer. During the period 1985 - 1987, during which Carey Jamison and Company was not yet licensed as a commodities introducing broker, Mr. Steben was an associated person and a branch manager of Churchill Commodities Ltd., a commodities introducing broker. Mr. Steben was a registered representative of H. Beck, Inc., a broker-dealer, from 1989 until August 2002. Mr. Steben holds his Series 3, 5, 7, 24, 63 and 65 NASD and NFA licenses. Mr. Steben is an Associated Person and Securities Principal of Steben & Company, Inc. Mr. Steben is the head of the CTA allocation committee which decides on the Fund's trading advisor allocations.

Michael D. Bulley is Chief Financial Officer and Director of Research. Mr. Bulley, born in 1957, received his Bachelors Degree in Electrical Engineering from the University of Wisconsin - Madison in 1980 and his Masters in Business Administration with a concentration in Finance from Johns Hopkins University in 1998. Mr. Bulley is a staff instructor in financial modeling at Johns Hopkins School of Professional Studies in Business & Education. Prior to joining Steben & Company in December 2002, Mr. Bulley was CEO of Adaptive Digital Technologies, Inc., a telecommunications digital signal processor software development company from October 2001 to December 2002. From April 1999 to October 2001, Mr. Bulley was Vice President, Telecommunications Technology for TriCapital Corporation, a boutique investment banking and venture capital firm. From January 1981 to April 1999, Mr. Bulley served in various management positions at telecommunications and satellite communications companies, specifically Motorola, Loral Advanced Technology Laboratory, GTE Spacenet, Comsat RSI and RSI (Tri-Point Global). Mr. Bulley holds his Series 3, 28 and 30 NASD/NFA licenses and is a Financial Operations Principal and an Associated Person of Steben & Company, Inc. Mr. Bulley is a member of the CTA allocation committee and is co manager of the fund's day to day operations.

John P. Scarcella is Vice President of National Marketing. Mr. Scarcella, born in 1961, received his Bachelors Degree in Finance from Santa Clara University in 1983 and his Masters in Business Administration with a concentration in marketing from Santa Clara University in 1992. Prior to joining Steben & Company in October 2002, Mr. Scarcella was Vice President of National Accounts for Lincoln Financial Distributors from October 2000 to October 2002. From September 1992 to October 2000, Mr. Scarcella was Senior Vice President of ATEL Securities Corporation, an equipment leasing company. At ATEL, Mr. Scarcella was responsible for all sales, marketing, and due diligence efforts for ATEL's public and private investment offerings. Mr. Scarcella holds his Series 3, 6, 22, 30, 39, and 63 NASD/NFA Licenses and is an Associated Person of Steben & Company, Inc.

Brian F. Hull is Vice President of Operations. Mr. Hull has been a licensed stockbroker since 1995 and a general securities principal since 1996. Mr. Hull was a registered representative and a general securities principal of Tiger Investment Group, Inc. from

December 1995 to June 1997, until joining Steben & Company, Inc. in July 1997. Mr. Hull completed two years at the University of Alaska with a major in accounting. Mr. Hull holds his Series 3, 7, 24, 28 and 63 NASD/NFA licenses, is a Securities Principal, Financial Operations Principal and an Associated Person of Steben & Company, Inc. Mr. Hull is a member of the CTA allocation committee and is co manager of the fund's day to day operations.

(c)  Identification of certain significant employees

The General Partner is dependent on the services of Mr. Steben and key management personnel. If Mr. Steben's services became unavailable, another principal of the firm or a new principal (whose experience cannot be known at this time) will need to take charge of the General Partner.

(d)  Family relationships

     None.

(e)  Business experience

See Item 5 (a) and (b) above.

(g)  Involvement in certain legal proceedings

None.

(h)  Promoters and control persons

Not applicable.

Item 6: EXECUTIVE COMPENSATION

The Fund does not itself have any officers, directors or employees. The Fund pays management fees and performance fees to Steben & Company. The managing officers of Steben & Company are remunerated by Steben & Company in their respective positions. As compensation for its services in managing the Fund, the General Partner will receive a monthly management fee of 0.1667% of the month-end Net Assets of the Fund (2% annually) for A units and 0.1625% (1.95% annually) for B units. To the extent permitted by law, the General Partner may also participate in Selling Agent commissions.

In addition, the General Partner will receive an allocation pro rata from the other Partners of 1% of any increase (or decrease) in the Fund's Net Assets, without regard to additions and withdrawals. In cases where the Selling Agent does not receive the continuing Selling Agent compensation as described herein, this fee will be retained by the General Partner. The General Partner receives the 1% up-front subscription fee, unless waived.

The directors and managing officers receive no "other compensation" from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or Steben & Company.

Item 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Item 6. Executive Compensation" and "Item 4. Security Ownership of Certain Beneficial Owners and Management." The Partnership allocated to the General Partner $655,881 in monthly management fees and $480,685 in Selling Agent commissions for the year ended December 31, 2003. The General Partners' general partner interest showed an allocation of income of $51,412 for the year ended December 31, 2003.

The Fund will pay its accounting, audit, legal, administrative and offering expenses estimated at approximately 0.95% per year. However, if and to the extent these expenses (other than extraordinary costs, none of which are anticipated) exceed 1.0% of the Fund's assets per calendar year, the General Partner will reimburse the Fund for such excess after the close of the applicable year. For the year ended December 31, 2003 the Fund paid approximately $339,000 to the General Partner for these expenses.

The Partnership does not and will not make any loans to the General Partner, its affiliates, or their respective officers, directors or employees.

Item 8: LEGAL PROCEEDINGS

Neither the Fund nor Steben & Company has ever been the subject of any material litigation, nor is the Fund aware of any pending legal proceedings to which any of its assets are subject.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)  Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Partnership Agreement.

(b)  Holders

As of December 31, 2003, there were 1,043 holders of Units.

(c)  Dividends

Steben & Company has sole discretion in determining what distributions, if any, the Fund will make to Limited Partners.

Item 10: RECENT SALES OF UNREGISTERED SECURITIES

Between January 1, 2001 and December 31, 2003, the Fund issued Units at monthly closings as set forth in the following chart. Each of the Units was privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration.

        Schedule on Number and Dollar Amount of Interests (Additions)
                        (Includes both A and B Units)

   ---------------------------    ----------------------------------------
                                     Dollar Amount of         Number of
             Month                    Interests Sold          Additional
                                                              Units Sold
   ---------------------------    ----------------------------------------
    January 2001                    $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    February 2001                   $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    March 2001                      $        50,166              20.5605
   ---------------------------    ---------------------- -----------------
    April 2001                      $        47,500              18.1420
   ---------------------------    ---------------------- -----------------
    May 2001                        $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    June 2001                       $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    July 2001                       $        23,750               9.7750
   ---------------------------    ---------------------- -----------------
    August 2001                     $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    September 2001                  $         1,083               0.4414
   ---------------------------    ---------------------- -----------------
    October 2001                    $         1,935               0.7390
   ---------------------------    ---------------------- -----------------
    November 2001                   $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    December 2001                   $       203,750              75.9003
   ---------------------------    ---------------------- -----------------
    January 2002                    $        23,750               9.5740
   ---------------------------    ---------------------- -----------------
    February 2002                   $        90,137              32.4511
   ---------------------------    ---------------------- -----------------
    March 2002                      $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    April 2002                      $       296,750             121.9051
   ---------------------------    ---------------------- -----------------
    May 2002                        $       125,746              47.4748
   ---------------------------    ---------------------- -----------------
    June 2002                       $       146,490              60.7665
   ---------------------------    ---------------------- -----------------
    July 2002                       $           -                 0.0000
   ---------------------------    ---------------------- -----------------
    August 2002                     $        23,750               8.2585
   ---------------------------    ---------------------- -----------------
    September 2002                  $       173,808              52.7318
   ---------------------------    ---------------------- -----------------
    October 2002                    $       285,750              89.0406
   ---------------------------    ---------------------- -----------------
    November 2002                   $       337,791             108.7951
   ---------------------------    ---------------------- -----------------
    December 2002                   $       541,616             182.4570
   ---------------------------    ---------------------- -----------------
    January 2003                    $       278,709              88.2172
   ---------------------------    ---------------------- -----------------
    February 2003                   $     1,353,309             402.5776
   ---------------------------    ---------------------- -----------------
    March 2003                      $     2,296,089             621.9010
   ---------------------------    ---------------------- -----------------
    April 2003                      $     3,117,754             907.1448
   ---------------------------    ---------------------- -----------------
    May 2003                        $     2,587,566             750.2880
   ---------------------------    ---------------------- -----------------
    June 2003                       $     2,449,949             663.0998
   ---------------------------    ---------------------- -----------------
    July 2003                       $     4,090,668            1188.3721
   ---------------------------    ---------------------- -----------------
    August 2003                     $    10,795,532            3297.8873
   ---------------------------    ---------------------- -----------------
    September 2003                  $     8,818,382            2635.0439
   ---------------------------    ---------------------- -----------------
    October 2003                    $     9,324,916            2913.4262
   ---------------------------    ---------------------- -----------------
    November 2003                   $     9,451,773            2746.8399
   ---------------------------    ---------------------- -----------------
    December 2003                   $     9,205,414            2767.4959
   ---------------------------    ----------------------------------------

Item 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Units of Limited Partnership
Interests.

(a)(i) Distributions may be made in Steben & Company's sole discretion.

(a)(iv) Redemptions are effective as of the last business day of the first month ending after a request for redemption has been received by the General Partner ("Redemption Date"), provided that all liabilities of the Fund, except any liability to Partners on account of their capital contributions, shall have been paid or there remains property of the Fund sufficient to pay them.

Upon Redemption, a Limited Partner shall receive from the Fund for each Unit redeemed an amount equal to the Net Asset Value of a Unit as of the redemption date less any amount owing by such Partner to the Fund or the General Partner. Pursuant to the Partnership Agreement, the General Partner will endeavor to pay a reasonable percentage of the redemption amount within 30 days after the redemption date and the remainder no later than 10 days after the receipt by the Fund of the Fund's final net asset valuation for the applicable month, except that under special circumstances, including, but not limited to, the inability on the part of the Fund to liquidate investments or the default or delay in payments due the Fund from brokers, banks, or other persons, or the General Partner's decision, in the exercise of its sole discretion, not to liquidate securities on a disadvantageous basis, or the practical impossibility of accurately valuing the redeemed Unit prior to receipt of the Fund's annual accounting the Fund may delay payment to Partners requesting redemption of the proportionate part of the redemption amount represented by the sums which are the subject of such default or delay.

(a)(v) Steben & Company or Partners owning 10% or more of the outstanding Units will have the right to propose for vote any of the matters set forth below. Following a proposal, Steben & Company will submit a statement of the matter to be voted upon and its recommendation to the Partners. Steben & Company will seek the written vote of the Partners within 30 days of the proposal or call a meeting of the Partners. Each Partner will have one vote for each Unit held of record. No proposal will be adopted unless Partners owning more than 50% of the Units respond affirmatively to the proposal by written vote or at a called meeting. Partners will have the right to vote on the following matters: (A) to effect any amendment to the Fund Agreement; (B) to terminate the Fund; (C) to approve of the sale or pledge of all or substantially all of the assets of the Fund other than in the ordinary course of the business of the Fund; and (D) to remove Steben & Company as General Partner.

Item 12: INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Pursuant to the Partnership Agreement, the Fund is obligated to indemnity, defend, and hold harmless the General Partner, and the employees and affiliates of the General Partner, and the directors, officers, and employees of any such affiliates, from and against any loss, liability, damage, cost, or expense (including legal fees and expenses incurred in the defense or settlement of any demands, claims, or lawsuits) actually and reasonably incurred arising from actions or omissions concerning the business or activities undertaken by or on behalf of the Fund; provided, that the conduct of such person or entity did not constitute willful malfeasance or gross negligence and was done in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund. The termination of any action, proceeding, or claim by judgment, order, or settlement shall not, of itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund. Notwithstanding the foregoing, in any action or proceeding brought by a Limited Partner in the right of the Fund to which the General Partner or any other party indemnified pursuant to the foregoing are party defendants, any such person shall be indemnified only to the extent and subject to the conditions specified in the Partnership Act.

To the extent that the General Partner or other person to be indemnified has been wholly successful on the merits or otherwise in the defense of any action, proceeding, or claim refereed to in the preceding paragraph, the Fund shall indemnify such person against the reasonable expenses, including attorneys fees, actually and necessarily incurred by such person in connection with such defense. Except as provided in the preceding sentence, any indemnification permitted by the Partnership Agreement, unless ordered by a court, shall be made by the Fund only upon the opinion of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met by the General Partner or other person to be indemnified.

Expenses incurred in defending a threatened or pending civil, administrative, or criminal action, suit, or proceeding against the General Partner with respect to its activities an general partner of the Fund may be paid by the Fund in advance of the final disposition of such action, suit, or proceeding if (i) the legal action shall relate to the performance of duties or services by the General Partner on behalf of the Fund, and (ii) the legal action shall be initiated by a third party who shall not be a Limited Partner, and (iii) the General Partner shall undertake to repay the advanced funds to the Fund in cases in which it shall not be entitled to indemnification.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required by this item are included beginning on page
39.

The supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     (i) On November 11, 2003, the General Partner dismissed McGladrey & Pullen, LLP as its independent auditor for the Partnership and engaged Arthur
F. Bell, Jr. & Associates LLC as independent auditors for the Partnership. The Board of Directors of the General Partner approved of such dismissal and engagement of independent auditors.

     During the period from January 1, 2001 through November 11, 2003, the General Partner had no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused it to make reference to the subject matter thereof in its report on the financial statements of the Partnership for such period. There were no other reportable events (as defined in paragraph (A) through (D) of Regulation S-K Item 304(a)(1)(v)) during the period from January 1, 2001 through November 11,
2003. The General Partner, on behalf of the Partnership, has requested that McGladrey & Pullen, LLP furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter dated April 28, 2004 is filed as an Exhibit to this Form 10.

On November 11, 2003 the Board of Directors of the General Partner approved the engagement of Arthur F. Bell, Jr. & Associates LLC as independent auditors for the Partnership. During the Partnership's prior year and the interim period prior to engaging Arthur F. Bell, Jr. & Associates LLC , the General Partner did not consult Arthur F. Bell, Jr. & Associates LLC, on behalf of the Partnership, with respect to any of the matters described in Regulation S-K
Item 304(a)(2)(i) or (ii).

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

     (a)(1) Financial Statements

Futures Portfolio Fund, Limited Partnership
Report of Independent Auditors
Statements of Financial Condition as of December 31, 2003
Condensed Schedules of Investments at December 31, 2003
Statements of Operations for the Year
     ended December 31, 2003
Statements of Changes in Partner's Capital for the Year
     ended December 31, 2003
Notes to Financial Statements

--------------------------
Report of Independent Auditors
Statements of Financial Condition as of December 31, 2002
Statements of Operations for the Years
     ended December 31, 2002 and 2001
Statements of Changes in Partner's Capital for the Years
     ended December 31, 2002 and 2001
Notes to Financial Statements

     Also included herewith:

Steben & Company, Inc.

Independent Auditor's Report
Statement of Financial Condition as of December 31, 2003
Notes to Financial Statement

     (a)(2) Financial statement schedules not included in this Form 10 have been omitted for the reason that they are not required or are not applicable or that equivalent information has been included in the financial notes or statements thereto.

     (b) Exhibits.

     The following exhibits are filed herewith.

-------------------------------------------------------------------------------
Exhibit Number   Description of Document
--------------   -----------------------
-------------------------------------------------------------------------------
      1.1        Form of Selling Agreement.
---------------- --------------------------------------------------------------
      3.1        Maryland Certificate of Limited Partnership.

---------------- --------------------------------------------------------------
      4.1        Limited Partnership Agreement.
---------------- --------------------------------------------------------------
     10.1        Form of Subscription Agreement.
---------------- --------------------------------------------------------------
     10.2 Advisory Agreement by and among the Fund, the General Partner and Aspect, dated December 12, 2003.

---------------- --------------------------------------------------------------
     10.3 Advisory Agreement by and among the Fund, the General Partner and Sunrise, dated June 1, 1998.

---------------- --------------------------------------------------------------
     10.4 Advisory Agreement by and among the Fund, the General Partner and Willowbridge, dated December 31, 1997.

---------------- --------------------------------------------------------------
     10.5 Advisory Agreement by and among the Fund, the General Partner and Campbell, dated December 1997.

---------------- --------------------------------------------------------------
     16.1        Letter regarding change in certifying accountant.
-------------------------------------------------------------------------------

                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 29, 2004

                                        FUTURES PORTFOLIO FUND, LIMITED
                                        PARTNERSHIP

                                        By:  Steben & Company, Inc.
                                             General Partner



                                        By: /s/ Kenneth E. Steben
                                            -------------------------------
                                        Name:  Kenneth E. Steben
                                        Title: President of the General Partner

Index to Financial Statements

Futures Portfolio Fund, Limited Partnership

     Report of Independent Auditors.........................................F-5

     Statements of Financial Condition as of December 31, 2003..............F-6

     Condensed Schedules of Investments at December 31, 2003................F-7

     Statement of Operations for the Year ended December 31, 2003 ..........F-8

     Statement of Changes in Partner's Capital for the Year ended
     December 31, 2003......................................................F-9

     Notes to Financial Statements.........................................F-10

     _________________________________

     Report of Independent Auditors........................................F-32

     Statements of Financial Condition as of December 31, 2002.............F-33

     Statements of Operations for the Years
          ended December 31, 2002 and 2001 ................................F-34

     Statements of Changes in Partner's Capital for the Years
          ended December 31, 2002 and 2001.................................F-35

     Notes to Financial Statements.........................................F-36

     _____________________________

Steben & Company, Inc.

     Independent Auditor's Report..........................................F-44

     Statement of Financial Condition as of December 31, 2003..............F-45

     Notes to Financial Statement..........................................F-46

                           FUTURES PORTFOLIO FUND,
                             LIMITED PARTNERSHIP

                                ANNUAL REPORT

                              December 31, 2003

                         NATIONAL FUTURES ASSOCIATION


                           Chicago, Illinois 60606




                               Commodity Pool:

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP



               Annual Report Pursuant to Part 4 of Chapter I of
                  Title 17 of the Code of Federal Regulations

                     For the year ended December 31, 2003












                           Commodity Pool Operator:

                            Steben & Company, Inc.
                         2099 Gaither Road, Suite 200
                          Rockville, Maryland 20850
                                (800) 726-3400

                 FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP

This Annual Report is comprised of Section I, containing the Partnership's financial statements as of December 31, 2003 and for the year then ended, and
Section II, containing the Partnership's financial statements as of December 31, 2002 and 2001 and for the years then ended.

                                --------------

                                   SECTION I

                                --------------

                                                                        PAGES
                                                                        -----

Affirmation of the Commodity Pool Operator                                1

Independent Auditor's Report                                              2

Financial Statements

   Statement of Financial Condition                                       3

   Condensed Schedule of Investments                                      4

   Statement of Operations                                                5

   Statement of Changes in Partners' Capital (Net Asset Value)            6

   Notes to Financial Statements                                        7-11


                                --------------

                                  SECTION II

                                --------------


Financial statements as of December 31, 2002 and 2001 and for the years then ended.

                 FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                  AFFIRMATION OF THE COMMODITY POOL OPERATOR

                                --------------







To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2003 is accurate and complete.

                                     /s/ Kenneth E. Steben
                                     ----------------------------------
                                     Kenneth E. Steben, President
                                     Steben & Company, Inc.
                                     FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP

(LOGO OMITTED) Arthur F. Bell, Jr.          201 International Circle, Suite 200
    & Associates, L.L.C.                            Hunt Valley, Maryland 21030
                                          Tel: 410-771-0001 o Fax: 410-785-9784
                                                                  www.afb-a.com





                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------




To the Partners
Futures Portfolio Fund, Limited Partnership

We have audited the accompanying statement of financial condition of Futures Portfolio Fund, Limited Partnership as of December 31, 2003, including the December 31, 2003 condensed schedule of investments, and the related statements of operations and changes in partners' capital (net asset value) for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futures Portfolio Fund, Limited Partnership as of December 31, 2003, and the results of its operations and the changes in its net asset value for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                              /s/ Arthur F. Bell, Jr. & Associates, L.L.C.


February 6, 2004

                 FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                       STATEMENT OF FINANCIAL CONDITION
                              December 31, 2003

                             -------------------



ASSETS
  Equity in broker trading accounts
    Cash                                                           $16,546,303
    United States government securities                             56,225,381
    Unrealized gain on open contracts                                7,039,448
                                                                   -----------

        Deposits with brokers                                       79,811,132

    Cash                                                             8,806,794
                                                                   -----------

        Total assets                                               $88,617,926
                                                                   ===========

LIABILITIES
   Accounts payable                                                $    86,600
   Commissions and other trading fees
     on open contracts                                                  30,210
   General Partner management fee                                      129,471
   General Partner 1% allocation                                        51,410
   Advisor management fees                                              94,910
   Advisor incentive fees                                            1,678,712
   Selling agents fee                                                   97,499
   Redemptions payable                                                 186,717
   Subscriptions received in advance                                 8,496,538
                                                                   -----------
       Total liabilities                                            10,852,067
                                                                   -----------

PARTNERS' CAPITAL (Net Asset Value)
   Class A Interests - 16,350.3885 units outstanding                55,901,105
   Class B Interests - 5,435.3839 units outstanding                 21,864,754
                                                                   -----------
       Total partners' capital
          (Net Asset Value)                                         77,765,859
                                                                   -----------
                                                                   $88,617,926
                                                                   ===========

                           See accompanying notes.

                 FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                      CONDENSED SCHEDULE OF INVESTMENTS
                              December 31, 2003
                                _______________

UNITED STATES GOVERNMENT SECURITIES
-----------------------------------

                         Maturity                                                                                   % of Net
Face Value                 Date           Description                                                 Value        Asset Value
----------                 ----           -----------                                                 -----        -----------
   $16,000,000           06/03/04       U.S. Treasury Bill                                       $15,931,137         20.49 %
    12,300,000           05/06/04       U.S. Treasury Bill                                        12,256,220         15.76 %
    10,000,000           02/19/04       U.S. Treasury Bill                                         9,985,990         12.84 %
     6,500,000           04/01/04       U.S. Treasury Bill                                         6,484,069          8.34 %
     5,000,000           03/11/04       U.S. Treasury Bill                                         4,990,348          6.42 %
                                        Other U.S. Treasury Bills                                  6,577,617          8.45 %
                                                                                                 -----------         ------

                                        Total United States government securities
                                          (cost, including accrued interest, - $56,225,381)      $56,225,381         72.30 %
                                                                                                 ===========         ======

LONG FUTURES CONTRACTS
----------------------

                                                                                                                    % of Net
                                        Description                                                 Value          Asset Value
                                        -----------                                                 -----          -----------
                                        Agricultural                                            $   578,883           0.74%
                                        Currency                                                  3,393,879           4.36%
                                        Energy                                                      115,841           0.15%
                                        Interest rate                                              (210,196)         (0.27)%
                                        Metal                                                     2,888,152           3.72%
                                        Stock index                                                 910,629           1.17%
                                                                                                -----------           -----
                                        Total long futures contracts                            $ 7,677,188           9.87%
                                                                                                ===========           =====

SHORT FUTURES CONTRACTS
-----------------------

                                                                                                                    % of Net
                                        Description                                                   Value        Asset Value
                                        -----------                                                   -----        -----------
                                        Agricultural                                            $   (25,120)         (0.03)%
                                        Currency                                                 (1,006,522)         (1.30)%
                                        Interest rate                                              (111,541)         (0.14)%
                                        Metal                                                      (292,380)         (0.38)%
                                                                                                -----------          -------
                                        Total short futures contracts                           $(1,435,563)         (1.85)%
                                                                                                -----------          -------

                                        Total futures contracts                                 $ 6,241,625           8.02 %
                                                                                                ===========           ======

FORWARD CURRENCY CONTRACTS


                                                                                                                   % of Net
                                        Description                                                 Value        Asset Value
                                        -----------                                                 -----        -----------
                                        Long forward currency contracts                         $  894,946           1.15 %
                                        Short forward currency contracts                           (97,123)         (0.12)%
                                                                                                ----------          -------
                                        Total forward currency contracts                        $  797,823           1.03 %
                                                                                                ==========           ======

                                                  See accompanying notes.

                 FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                             STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2003
                                 _______________



TRADING GAINS
  Gain (loss) from trading
    Realized                                                        $ 2,771,942
    Change in unrealized                                              6,236,904
    Brokerage commissions                                              (246,478)
                                                                    -----------

         Gain from trading                                            8,762,368
                                                                    -----------
NET INVESTMENT (LOSS)
  Income

    Interest income                                                     339,961
                                                                    -----------

Expenses

    General Partner management fee                                      655,881
    General Partner 1% allocation                                        51,412
    Advisor management fees                                             384,029
    Advisor incentive fees                                            2,101,829
    Selling agents fee                                                  480,685
    Operating expenses                                                  440,770
                                                                    -----------

         Total expenses                                               4,114,606

         Operating expenses waived                                     (101,857)
                                                                    -----------

         Net total expenses                                           4,012,749
                                                                    -----------

         Net investment (loss)                                       (3,672,788)
                                                                    -----------

         NET INCOME                                                 $ 5,089,580
                                                                    ===========

                            See accompanying notes.

                   FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
           STATEMENT OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
                      For the Year Ended December 31, 2003
                                 _______________


                                        Class A Interests                   Class B Interests
                                        -----------------                   -----------------
                                     Units             Value              Units           Value           Total
                                     -----             -----              -----           -----           -----

Balances at
   December 31, 2002              1,240.5575       $ 3,680,442        1,832.4761       $ 6,277,366     $ 9,957,808

Net income for the year
   ended December 31, 2003                           3,199,008                           1,890,572       5,089,580

Additions                        15,267.5787        49,541,847        3,740.1800        14,228,215      63,770,062

Redemptions                        (157.7477)         (520,192)        (137.2722)         (531,399)     (1,051,591)
                                 -----------       -----------        ----------       -----------     -----------
Balances at
   December 31, 2003             16,350.3885       $55,901,105        5,435.3839       $21,864,754     $77,765,859
                                 ===========       ===========        ==========       ===========     ===========


                                                       Net Asset Value Per Unit
                                                       ------------------------

                                            December 31,                      December 31,
                                               2003                              2002
                                               ----                              ----

                                    Class A           Class B           Class A        Class B
                                    -------           -------           -------        -------

                                   $3,418.95         $4,022.67         $2,966.76      $3,425.61
                                   =========         =========         =========      =========





                                           See accompanying notes.

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                 _____________

Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          -----------------------------------------------------------

          A.   General Description of the Partnership

               Futures Portfolio Fund, Limited Partnership (the Partnership) is a Maryland limited partnership which operates as a commodity investment pool. The Partnership utilizes professional trading advisors to engage in the trading of futures contracts, forward contracts and other financial instruments. It is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges where the Partnership executes transactions. Additionally, the Partnership is subject to the requirements of Futures Commission Merchants (brokers) and interbank market makers through which the Partnership trades.

               During 2004, the Partnership will become subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly, will be subject to the regulations of the Securities and Exchange Commission.

          B.   Method of Reporting

               The Partnership's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership's management. Gains or losses are realized when contracts are liquidated. Net unrealized gains or losses on open contracts (the difference between contract trade price and market price) are reflected in the statement of financial condition. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. United States government securities are stated at cost plus accrued interest, which approximates market value.

          C.   Brokerage Commissions

               Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

          D.   Income Taxes

               The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

          E.   Foreign Currency Transactions

               The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 _____________


Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)
          -----------------------------------------------------------

          F.   Classes of Interests

               The Partnership has two classes of limited partnership interests ("Interests"), Class A and Class B. The General Partner may offer additional classes at its discretion. Both Class A and Class B Interests are traded pursuant to identical trading programs and differ only in respect to the General Partner's management fee and selling agents fee. Class B Interests are issued only at the General Partner's discretion and are intended for investors who are participating in fee based investment advisory programs. All items of income or loss, except for the General Partner management fee and selling agents fee, are allocated pro rata between Class A and Class B Interests. The General Partner management fee and selling agents fee applicable to each class of Interest is then charged to each class. All items of income or loss allocated to each class of Interest is then allocated pro rata to each Limited Partner within each class.

Note 2.   GENERAL PARTNER
          ---------------

          The General Partner of the Partnership is Steben & Company, Inc., which conducts and manages the business of the Partnership. During the year ended December 31, 2003, the General Partner did not maintain a capital balance in the Partnership, however, the sole shareholder of the General Partner has an investment in Class B Interests of the Partnership.

          During 2003, the General Partner received the following compensation:

          o Class A Interests paid a monthly management fee equal to 1/12 of 2% (2% per annum) of the net asset value of the Class A Interests as of the last day of each month.
          o Class A Interests paid a monthly selling agents fee equal to 1/12 of 2% (2% per annum) of the net asset value of the Class A Interests as of the last day of each month. The General Partner, in turn, pays substantially all of the selling agents fee to the respective selling agent. If the General Partner was the selling agent, the General Partner retains that portion of the selling agents fee.
          o Commencing May 1, 2003, Class B Interests paid a monthly management fee equal to 1/12 of 1.95% (1.95% per annum) of the net asset value of the Class B Interests as of the last day of each month.
          o Commencing May 1, 2003, Class B Interests paid a monthly selling agents fee equal to 1/12 of .20% (.20% per annum) of the net asset value of the Class B Interests as of the last day of each month. The General Partner, in turn, pays substantially all of the selling agents fee to the respective selling agent. If the General Partner was the selling agent, the General Partner retains that portion of the selling agents fee.
          o Prior to May 1, 2003, Class B Interests paid a monthly management fee equal to 1/12 of 1.15% (1.15% per annum) of the net asset value of the Class B Interests as of the last day of each month.
          o Prior to May 1, 2003, Class B Interests paid a monthly selling agents fee equal to 1/12 of 1.00% (1.00% per annum) of the net asset value of the Class B Interests as of the last day of each month. The General Partner, in turn, pays substantially all of the selling agents fee to the respective selling agent. If the General Partner was the selling agent, the General Partner retains that portion of the selling agents fee.

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  ____________


Note 2.   GENERAL PARTNER (CONTINUED)
          ---------------------------

          The General Partner also receives, at the time of subscription, a subscription fee equal to 1% of the subscription amount, as reimbursement for payment of the organizational and initial offering expenses of the Partnership. The General Partner may reduce or waive this fee in its sole discretion. Additions in the statement of changes in partners' capital (net asset value) are reflected net of such subscription fee.

          Pursuant to the terms of the Limited Partnership Agreement, the General Partner receives 1% of any increase or decrease in the Partnership's net assets. Such amount is reflected as the General Partner 1% allocation in the statement of financial condition and the statement of operations.

Note 3.   COMMODITY TRADING ADVISORS
          --------------------------

          The Partnership has Advisory Agreements with three commodity trading advisors, pursuant to which the Partnership pays each commodity trading advisor a monthly management fee equal to 1/12 of 1% (1% per annum) of the allocated net assets (as defined in each respective Advisory Agreement) at the end of the month and a quarterly incentive fee equal to 25% of Trading Profits (as defined in each respective Advisory Agreement).

Note 4.   DEPOSITS WITH BROKERS
          ---------------------

          The Partnership deposits funds with brokers, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Treasury bills and cash with such brokers. The Partnership earns interest income on its assets deposited with the brokers.

Note 5.   OPERATING EXPENSES
          ------------------

          The Partnership is responsible for all of its operating expenses such as legal, accounting, auditing, record keeping, administration, computer, clerical expenses, printing and duplication expenses, mailing expenses, costs of researching and performing due diligence on advisors for the Partnership, etc. Pursuant to the terms of the Limited Partnership Agreement, operating expenses that exceed 1% of the average month-end net assets of the Partnership are the responsibility of the General Partner. During 2003, actual operating expenses exceeded 1% of average month-end net assets of the Partnership by $101,857, with such amount reflected as operating expenses waived in the statement of operations.

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 _____________


Note 6.   SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS
          --------------------------------------------

          Investments in the Partnership are made by subscription agreement, subject to acceptance by the General Partner. Units are sold at the net asset value per Class A or Class B unit as of the close of business on the last day of the month in which the subscription is accepted. Prior to May 1, 2003, investors who subscribed through a selling agent were subject to an up-front sales commission of up to 4% of the subscription amount. If the General Partner acted as the selling agent, the General Partner was entitled to the up-front sales commission, however, during 2003 the General Partner elected not to charge such up-front sales commission to which it was entitled. Additions in the statement of changes in partners' capital (net asset value) are reflected net of such commissions to selling agents. Investors whose subscriptions are accepted are admitted as Limited Partners as of the beginning of the month following the month in which their subscriptions were accepted. At December 31, 2003, the Partnership had received subscriptions of $8,496,538, which will be additions to the Partnership effective January 1, 2004.

          The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of Class A or Class B units owned, subject to restrictions in the Limited Partnership Agreement.

Note 7.   TRADING ACTIVITIES AND RELATED RISKS
          ------------------------------------

          The Partnership engages in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively, "derivatives"). The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

          Purchase and sale of futures contracts requires margin deposits with the brokers. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

          The Partnership has a substantial portion of its assets on deposit with a financial institution in connection with its cash management activities. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits.

          For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures and forward contracts purchased and unlimited liability on such contracts sold short. Additionally, since forward contracts are traded in unregulated markets between principals, the Partnership also assumes the risk of loss from counterparty nonperformance.

          The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

                  FUTURES PORTFOLIO FUND, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                  _____________


Note 8.   FINANCIAL HIGHLIGHTS
          --------------------

          The following information presents per unit operating performance data and other supplemental financial data for the year ended December 31, 2003. This information has been derived from information presented in the financial statements.



                                                                        Class A                    Class B
                                                                       Interests                  Interests
                                                                       ---------                  ---------
Per Unit Performance
(for a unit outstanding throughout the entire year)
---------------------------------------------------

Net asset value per unit at beginning of year                          $2,966.76                  $3,425.61
                                                                       ---------                  ---------

Income from operations:
   Gain from trading (1)                                                  834.87                     956.32
   Net investment (loss) (1)                                             (382.68)                   (359.26)
                                                                       ---------                  ---------

        Total income from operations                                      452.19                     597.06
                                                                       ---------                  ---------

Net asset value per unit at end of year                                $3,418.95                  $4,022.67
                                                                       =========                  =========

Total Return                                                             15.24 %                    17.43 %
                                                                       =========                  =========

Supplemental Data

Ratios to average net asset value:
   Expenses prior to advisor incentive fees                               6.40 %                     4.41 %
   Advisor incentive fees                                                 6.36 %                     6.04 %
                                                                       ---------                  ---------
        Total expenses(2)                                                12.76 %                    10.45 %
                                                                       =========                  =========
   Net investment (loss) (2),(3)                                         (5.40)%                    (3.38)%
                                                                       =========                  =========


Total returns are calculated based on the change in value of a unit during the year. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

_____________
(1) The net investment (loss) per unit is calculated by dividing the net investment (loss) by the average number of units outstanding during the year. Gain from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.
(2)  Net of .30% effect of involuntary waiver of operating expenses.
(3)  Excludes advisor incentive fees.

                                 -------------

                                   SECTION II

                                 -------------

McGladrey & Pullen
Certified Public Accountants


Futures Portfolio Fund L.P.


Financial Report
December 31, 2002 and 2001


McGladrey & Pullen, LLP is an
independent member firm of
RSM International, an affiliation
of independent accounting and
consulting firms.

                                C O N T E N T S


            ---------------------------------------------------------

            AFFIRMATION OF THE COMMODITY POOL OPERATOR             1

            ---------------------------------------------------------

            INDEPENDENT AUDITOR'S REPORT                           2

            ---------------------------------------------------------

            FINANCIAL STATEMENTS

                Statements of financial condition                  3

                Statements of operations                           4

                Statements of changes in partners' capital         5

                Notes to financial statements                 6 - 11

            ---------------------------------------------------------

                          FUTURES PORTFOLIO FUND L.P.
                   AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.





                                             /s/ Kenneth E. Steben
                                             ----------------------------------
                                             Kenneth E. Steben, President
                                             Steben & Company, Inc.
                                             The General Partner

McGladrey & Pullen
Certified Public Accountants




                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Futures Portfolio Fund L.P.
Germantown, Maryland

We have audited the accompanying statements of financial condition of Futures Portfolio Fund L.P. as of December 31, 2002 and 2001, and the related statements of operations and changes in partners' capital for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futures Portfolio Fund L.P. as of December 31, 2002 and 2001, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ McGladrey & Pullen, LLP


Chicago, Illinois
February 26, 2003






McGladrey & Pullen, LLP is an
independent member firm of
RSM International, an affiliation
of independent accounting and
consulting firms.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2001


ASSETS                                                                                     2002                        2001
-----------------------------------------------------------------------------------------------------------------------------------

Equity in broker trading accounts:
  Cash                                                                               $      4,467,411            $      2,661,730
  U.S. Government securities, at market value                                               4,743,888                   3,838,300
  Unrealized gain on open contracts, net                                                      802,544                     265,369
                                                                                  -------------------------------------------------
      Deposits with brokers                                                                10,013,843                   6,765,399

  Cash and cash equivalents                                                                   210,926                       9,156
  Interest receivable                                                                               -                       1,918
                                                                                  -------------------------------------------------

      Total assets                                                                   $     10,224,769            $      6,776,473
                                                                                  =================================================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
  Accrued management fees                                                            $         30,584            $         23,828
  Accrued selling agent fees                                                                   11,412                       7,373
  Other accrued expenses                                                                       20,992                      12,907
  Pending partner additions                                                                   203,973                           -
                                                                                  -------------------------------------------------

      Total liabilities                                                                       266,961                      44,108
                                                                                  -------------------------------------------------

Partners' Capital
  Limited partners:
    Class A (units outstanding 2002 1,240.56; 2001 841.68)                                  3,680,442                   2,087,945
    Class B (units outstanding 2002 1,832.48; 2001 1,652.02)                                6,277,366                   4,644,420
                                                                                  -------------------------------------------------
      Total partners' capital                                                               9,957,808                   6,732,365
                                                                                  -------------------------------------------------

      Total liabilities and partners' capital                                        $     10,224,769            $      6,776,473
                                                                                  =================================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF OPERATIONS
Years Ended December 31, 2002 and 2001


                                                                                           2002                         2001
-----------------------------------------------------------------------------------------------------------------------------------

Investment income, interest
      Total income                                                                   $        132,088            $        274,125
                                                                                  -------------------------------------------------

Expenses:
  Management fees                                                                             332,734                     270,334
  Brokerage commissions                                                                        55,479                      68,452
  Incentive fees                                                                              494,896                     339,957
  Administrative                                                                               48,693                      26,000
                                                                                  -------------------------------------------------
      Total expenses                                                                          931,802                     704,743
                                                                                  -------------------------------------------------

      Net investment (loss)                                                                  (799,714)                   (430,618)
                                                                                  -------------------------------------------------

Realized and unrealized gain (loss) from investments and foreign currency:
  Net realized gain from futures trading                                                      507,933                     865,334
  Net realized gain from foreign currency trading                                           1,305,932                     857,678
  Net increase (decrease) in unrealized appreciation on open futures positions                537,175                    (904,956)
                                                                                  -------------------------------------------------

      Net realized and unrealized gain from
        investments and foreign currency trading                                            2,351,040                     818,056
                                                                                  -------------------------------------------------

      Net income                                                                     $      1,551,326            $        387,438
                                                                                  =================================================


Net income allocated to limited partners                                             $      1,551,326            $        387,438
                                                                                  =================================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
Years Ended December 31, 2002 and 2001


                                                                         Class A             Class B
                                                                         Limited             Limited
                                                                         Partners            Partners               Total
----------------------------------------------------------------------------------------------------------------------------------
Partners' Capital: Limited Partners, 2,437.42 units
  outstanding (Class A - 794.48; Class B - 1,642.94),
  December 31, 2000                                                   $   1,880,892       $    4,327,849        $   6,208,741

  Proceeds from issuance of 125.56 units (Class A - 59.52;
    Class B - 66.04) of Limited
    Partnership interests (net of sales charges)                            148,183              180,000              328,183
  Redemptions of 69.28 units (Class A - 12.32;
    Class B - 56.96) of Limited Partnership interests                       (29,986)            (162,011)            (191,997)
  Net income                                                                 88,856              298,582              387,438
                                                                    --------------------------------------------------------------

Partners' Capital: Limited Partners, 2,493.70 units
  outstanding (Class A - 841.68; Class B - 1,652.02),
  December 31, 2001                                                       2,087,945            4,644,420            6,732,365

  Proceeds from issuance of 713.84 units (Class A - 432.61;
    Class B - 281.23) of Limited
    Partnership interests (net of sales charges)                          1,174,784              870,805            2,045,589
  Redemptions of 134.50 units (Class A - 33.73;
    Class B - 100.77) of Limited Partnership interests                      (89,248)            (282,224)            (371,472)
  Net income                                                                506,961            1,044,365            1,551,326
                                                                    --------------------------------------------------------------

Partners' Capital: Limited Partners, 3,073.04 units
  outstanding (Class A - 1,240.56; Class B - 1,832.48),
  December 31, 2002                                                   $   3,680,442       $    6,277,366        $   9,957,808
                                                                    ==============================================================

Net asset value per limited partner unit, December 31, 2001           $    2,480.69        $    2,811.36
                                                                    =====================================

Net asset value per limited partner unit, December 31, 2002           $    2,966.76        $    3,425.61
                                                                    =====================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies

Nature of business: Futures Portfolio Fund L.P. (the Partnership) was organized under the Maryland Revised Uniform Limited Partnership Act in May 1989 and operates as a commodity pool. The Partnership engages in the speculative trading of futures, options on futures and forward contracts. It is subject to the regulations of the Commodity Futures Trading Commission
(CFTC), an agency of the U. S. Government that regulates most aspects of the commodity futures industry, the rules of the National Futures Association
(NFA), an industry self-regulatory organization, and the requirements of commodity exchanges where the Partnership executes transactions. Additionally, the Partnership is subject to the requirements of futures commission merchants
(FCMs) through which the Partnership trades.

Each limited partner shares in the profits and losses of the Partnership in proportion to its respective interests in each partner class of the Partnership. A limited partner's loss is limited to the amount of its investment.

The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102, Statements of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.

Significant accounting policies are as follows.

Offering: The offering of the Partnership's units of limited partnership (the Units) was terminated by the General Partner on September 2, 1991. The Partnership was reopened to accept new investors effective January 6, 1995. As of May 1, 1995, units are being offered in two classes of units, Class A and Class B. These differ only in the General Partner and selling agent ongoing monthly fees, which are reduced in total by 0.85% and 1% per year, respectively, for Class B units. Class B units are offered only at the General Partner's discretion and are intended for larger investments or for groups who commit to larger investments collectively. Units are offered at the net asset value per unit as of the end of the month in which the subscription was received after payment of front-end charges, which may total up to 5%. Such subscriptions are recorded as pending partners' additions until the first day of the next month whey they are accepted as limited partners. Selling agents receive a selling commission up to a maximum amount of 4% of the offering price. The General Partner receives a 1% fee from new subscriptions.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: Cash and cash equivalents include cash in bank and interest-bearing demand deposits with banks.

Revenue recognition: Futures contracts are recorded on the trade date and realized gains or losses are recognized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statements of financial condition are included in equity in broker trading accounts. Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations. Market value of futures contracts is based upon exchange settlement prices.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies (continued)

The Partnership may enter into forward foreign currency exchange contracts. When entering into a forward currency contract, the Partnership agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. These contracts are valued daily, and the Partnership's net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the statements of financial condition. Realized and unrealized gains and losses are included in the statements of operations.

Foreign currency transactions: The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Income taxes: No provision for income taxes has been made in these financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership's income and expenses as reported for income tax purposes. The Partnership prepares calendar year U.S. and state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses, and trading gains or losses.

Dissolution of the Partnership: The Partnership will terminate on December 31, 2025, or at an earlier date under certain other circumstances as set forth in the Limited Partnership Agreement.

Note 2.   General Partner and Related Party Transactions

Steben & Company, Inc. is the General Partner of the Partnership. The General Partner is allocated 1% of any increase or decrease in the Partnership's net assets. The amount allocated to the General Partner for the years ended December 2002 and 2001, was $15,670 and $3,913, respectively, and is included in management fees on the statements of operations. Pursuant to the Limited Partnership Agreement, the General Partner is not required to contribute or maintain capital with the Partnership. The sole shareholder of the General Partner has a limited partner investment with the Partnership.

In consideration for providing administrative services, the Partnership pays the General Partner .1667% of the monthend net assets of the Partnership (2% annually) for Class A units and .0958% of the month-end net assets of the Partnership (1.15% annually) for Class B units. For the years ended December 31, 2002 and 2001, the General Partner received $114,153 and $93,518, respectively, which is included in management fees on the statements of operations.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 3.   Selling Agents and Commodity Trading Advisors

A monthly fee equal to .1667% (2% annually) for Class A units and .0833% (1% annually) for Class B units is charged to the Partnership and paid to selling agents which sold Partnership units. The selling agent fee totaled $106,289 and $86,713 for the years ended December 31, 2002 and 2001, respectively, and is included in management fees on the statements of operations.

The Partnership has entered into advisory contracts with Campbell and Company, Inc., Sunrise Capital Partners, LLC, and Willowbridge Associates, Inc. (collectively, the Trading Advisors), which provide that the Partnership's trading activity will be conducted in accordance with instructions from the Trading Advisors. The General Partner is responsible for selecting and monitoring Trading Advisors and allocating the Fund's assets among the Trading Advisors.

For the performance of their services, the Trading Advisors receive a monthly management fee of .0833% (1% annually) based on the month-end net assets allocated to the respective Trading Advisor. Management fees include $96,622 and $86,190 paid to the Trading Advisors for the years ended December 31, 2002 and 2001, respectively. Management fees are calculated and paid monthly.

The Trading Advisors also receive an incentive fee of 25% based on the net new trading profits, as defined, that the respective Trading Advisor generates. Incentive fees are calculated and paid quarterly.

Note 4.   Operating Expenses

Brokerage commissions include NFA transaction and exchange fees and are accrued on a half-turn basis. The Partnership pays brokerage commissions at a rate of $8.39 to $9.39 per round-turn futures transaction on U.S. exchanges, higher on foreign exchanges.

The Partnership pays all ongoing administrative expenses. The General Partner will pay all such costs, other than extraordinary costs, to the extent they exceed 1.25% of the Partnership's average assets per calendar year. The actual percentage for the years ended December 31, 2002 and 2001, was .58% and .39% respectively.

Note 5.   Schedule of Investments

At December 31, 2002, the Partnership's assets were primarily cash and U.S. government securities on deposit with FCMs. The Partnership also had open futures and forward contracts with an unrealized net gain, at market value, of $802,544 consisting of various underlying domestic commodities and foreign currencies with delivery dates in 2003. There are no individual futures or forward contracts with a market value greater than 5% of partners' capital.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 6.   Financial Highlights

The following financial highlights reflect activity related to the limited partners' classes only. Total return is based on the change in value during the period of a theoretical investment made at the beginning of each calendar month during the year. Individual investor's ratios may vary from these ratios based on various factors, including and among others, the timing of capital transactions.


                                                                                          Class A                   Class B
                                                                                          Limited                   Limited
                                                                                          Partners                  Partners
                                                                                   ------------------------------------------------

Net asset value per unit, January 1, 2001                                            $       2,367.45            $       2,634.21
                                                                                   ------------------------------------------------

Income from investment operations:
  Net investment (loss)                                                                       (197.12)                    (171.13)
  Net realized and unrealized gain (loss) on investments and
    foreign currency                                                                           310.36                      348.28
                                                                                   ------------------------------------------------
          Total from investment operations                                                     113.24                      177.15
                                                                                   ------------------------------------------------

Net asset value per unit, December 31, 2001                                          $       2,480.69            $       2,811.36
                                                                                   ================================================

Total Return                                                                                     4.77%                       6.72%

Ratios as a percentage of average net assets:
  Expense                                                                                       12.29%                       9.98%
  Net investment (loss)                                                                         (8.12)%                     (5.82)%


FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 6.   Financial Highlights (continued)


                                                                                          Class A                    Class B
                                                                                          Limited                    Limited
                                                                                          Partners                  Partners
                                                                                   ------------------------------------------------

Net asset value per unit, January 1, 2002                                            $       2,480.69            $       2,811.36
                                                                                   ------------------------------------------------

Income from investment operations:
  Net investment (loss)                                                                       (264.05)                    (317.18)
  Net realized and unrealized gain (loss) on investments and
    foreign currency                                                                           750.03                      931.43
                                                                                   ------------------------------------------------
          Total from investment operations                                                     486.07                      614.25
                                                                                   ------------------------------------------------

Net asset value per unit, December 31, 2002                                          $       2,966.76            $       3,425.61
                                                                                   ================================================

Total Return                                                                              19.59%                     21.85%

Ratios as a percentage of average net assets:
  Expense                                                                                 11.36%                     11.99%
  Net investment (loss)                                                                   (9.75)%                   (10.29)%


The total expense and net investment (loss) ratios above are computed based upon the weighted average net assets of the Partnership for the years ended December 31, 2002 and 2001. Net investment (loss) excludes gain from trading activities.

Note 7.   Deposits with Brokers

The Partnership deposits cash and U.S. Government securities with brokers and FCMs subject to CFTC regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash and securities with such brokers and FCMs. The Partnership earns interest income on its cash deposited with the brokers and FCMs.

Note 8.   Distributions and Redemptions

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. The General Partner does not presently intend to make any such distributions. A limited partner may request and receive redemption of units owned as of the close of business on the last business day of any calendar month with a minimum of fifteen days' written notice. Each unit will be redeemed at the net asset value per unit on the redemption date, as defined.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 9.   Trading Activities and Related Risks

The Partnership engages in the speculative trading of U.S. and foreign futures contracts, options on U.S. and foreign futures contracts, and forward contracts (collectively, derivatives). These derivatives include both financial and nonfinancial contracts held as part of a diversified trading strategy. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract. These instruments involve market risk, credit risk, or both kinds of risks, in excess of the amount recognized in the statements of financial condition. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movement in currency and securities values and interest rates.

The purchase and sale of futures and options on futures contracts require margin deposits with FCMs. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act (CEAct) requires an FCM to segregate all customer transactions and assets from the FCM's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with an FCM are considered commingled with all other customer funds subject to the FCM's segregation requirements. In the event of an FCM's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

Net trading results from derivatives for the years ended December 31, 2002 and 2001, are reflected in the statements of operations. Such trading results reflect the net gain arising from the Partnership's speculative trading of futures contracts, options on futures contract, and forward contracts.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid.

The Partnership's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Partnership maintains its cash accounts with financial institutions. The total cash balances of the Partnership are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per depositor, per bank. The Partnership had cash and cash equivalents at December 31, 2002, that exceeded the balance insured by the FDIC. The Partnership monitors such credit risk and has not experienced any losses related to such risks.

The General Partner has established procedures to actively monitor and minimize market and credit risks. The limited partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 10.  Subsequent Event

In January and February 2003, there were limited partner additions and redemptions totaling $3,764,500 and $44,000, respectively.

McGladrey & Pullen
Certified Public Accountants


Futures Portfolio Fund L.P.


Financial Report
December 31, 2002 and 2001


McGladrey & Pullen, LLP is an
independent member firm of
RSM International, an affiliation
of independent accounting and
consulting firms.

                                C O N T E N T S


            ---------------------------------------------------------

            AFFIRMATION OF THE COMMODITY POOL OPERATOR             1

            ---------------------------------------------------------

            INDEPENDENT AUDITOR'S REPORT                           2

            ---------------------------------------------------------

            FINANCIAL STATEMENTS

                Statements of financial condition                  3

                Statements of operations                           4

                Statements of changes in partners' capital         5

                Notes to financial statements                 6 - 11

            ---------------------------------------------------------

                          FUTURES PORTFOLIO FUND L.P.
                   AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.





                                             /s/ Kenneth E. Steben
                                             ----------------------------------
                                             Kenneth E. Steben, President
                                             Steben & Company, Inc.
                                             The General Partner

McGladrey & Pullen
Certified Public Accountants




                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Futures Portfolio Fund L.P.
Germantown, Maryland

We have audited the accompanying statements of financial condition of Futures Portfolio Fund L.P. as of December 31, 2002 and 2001, and the related statements of operations and changes in partners' capital for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futures Portfolio Fund L.P. as of December 31, 2002 and 2001, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ McGladrey & Pullen, LLP


Chicago, Illinois
February 26, 2003






McGladrey & Pullen, LLP is an
independent member firm of
RSM International, an affiliation
of independent accounting and
consulting firms.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2001


ASSETS                                                                                     2002                        2001
-----------------------------------------------------------------------------------------------------------------------------------

Equity in broker trading accounts:
  Cash                                                                               $      4,467,411            $      2,661,730
  U.S. Government securities, at market value                                               4,743,888                   3,838,300
  Unrealized gain on open contracts, net                                                      802,544                     265,369
                                                                                  -------------------------------------------------
      Deposits with brokers                                                                10,013,843                   6,765,399

  Cash and cash equivalents                                                                   210,926                       9,156
  Interest receivable                                                                               -                       1,918
                                                                                  -------------------------------------------------

      Total assets                                                                   $     10,224,769            $      6,776,473
                                                                                  =================================================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
  Accrued management fees                                                            $         30,584            $         23,828
  Accrued selling agent fees                                                                   11,412                       7,373
  Other accrued expenses                                                                       20,992                      12,907
  Pending partner additions                                                                   203,973                           -
                                                                                  -------------------------------------------------

      Total liabilities                                                                       266,961                      44,108
                                                                                  -------------------------------------------------

Partners' Capital
  Limited partners:
    Class A (units outstanding 2002 1,240.56; 2001 841.68)                                  3,680,442                   2,087,945
    Class B (units outstanding 2002 1,832.48; 2001 1,652.02)                                6,277,366                   4,644,420
                                                                                  -------------------------------------------------
      Total partners' capital                                                               9,957,808                   6,732,365
                                                                                  -------------------------------------------------

      Total liabilities and partners' capital                                        $     10,224,769            $      6,776,473
                                                                                  =================================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF OPERATIONS
Years Ended December 31, 2002 and 2001


                                                                                           2002                         2001
-----------------------------------------------------------------------------------------------------------------------------------

Investment income, interest
      Total income                                                                   $        132,088            $        274,125
                                                                                  -------------------------------------------------

Expenses:
  Management fees                                                                             332,734                     270,334
  Brokerage commissions                                                                        55,479                      68,452
  Incentive fees                                                                              494,896                     339,957
  Administrative                                                                               48,693                      26,000
                                                                                  -------------------------------------------------
      Total expenses                                                                          931,802                     704,743
                                                                                  -------------------------------------------------

      Net investment (loss)                                                                  (799,714)                   (430,618)
                                                                                  -------------------------------------------------

Realized and unrealized gain (loss) from investments and foreign currency:
  Net realized gain from futures trading                                                      507,933                     865,334
  Net realized gain from foreign currency trading                                           1,305,932                     857,678
  Net increase (decrease) in unrealized appreciation on open futures positions                537,175                    (904,956)
                                                                                  -------------------------------------------------

      Net realized and unrealized gain from
        investments and foreign currency trading                                            2,351,040                     818,056
                                                                                  -------------------------------------------------

      Net income                                                                     $      1,551,326            $        387,438
                                                                                  =================================================


Net income allocated to limited partners                                             $      1,551,326            $        387,438
                                                                                  =================================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
Years Ended December 31, 2002 and 2001


                                                                         Class A             Class B
                                                                         Limited             Limited
                                                                         Partners            Partners               Total
----------------------------------------------------------------------------------------------------------------------------------
Partners' Capital: Limited Partners, 2,437.42 units
  outstanding (Class A - 794.48; Class B - 1,642.94),
  December 31, 2000                                                   $   1,880,892       $    4,327,849        $   6,208,741

  Proceeds from issuance of 125.56 units (Class A - 59.52;
    Class B - 66.04) of Limited
    Partnership interests (net of sales charges)                            148,183              180,000              328,183
  Redemptions of 69.28 units (Class A - 12.32;
    Class B - 56.96) of Limited Partnership interests                       (29,986)            (162,011)            (191,997)
  Net income                                                                 88,856              298,582              387,438
                                                                    --------------------------------------------------------------

Partners' Capital: Limited Partners, 2,493.70 units
  outstanding (Class A - 841.68; Class B - 1,652.02),
  December 31, 2001                                                       2,087,945            4,644,420            6,732,365

  Proceeds from issuance of 713.84 units (Class A - 432.61;
    Class B - 281.23) of Limited
    Partnership interests (net of sales charges)                          1,174,784              870,805            2,045,589
  Redemptions of 134.50 units (Class A - 33.73;
    Class B - 100.77) of Limited Partnership interests                      (89,248)            (282,224)            (371,472)
  Net income                                                                506,961            1,044,365            1,551,326
                                                                    --------------------------------------------------------------

Partners' Capital: Limited Partners, 3,073.04 units
  outstanding (Class A - 1,240.56; Class B - 1,832.48),
  December 31, 2002                                                   $   3,680,442       $    6,277,366        $   9,957,808
                                                                    ==============================================================

Net asset value per limited partner unit, December 31, 2001           $    2,480.69        $    2,811.36
                                                                    =====================================

Net asset value per limited partner unit, December 31, 2002           $    2,966.76        $    3,425.61
                                                                    =====================================


The accompanying notes are an integral part of these financial statements.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies

Nature of business: Futures Portfolio Fund L.P. (the Partnership) was organized under the Maryland Revised Uniform Limited Partnership Act in May 1989 and operates as a commodity pool. The Partnership engages in the speculative trading of futures, options on futures and forward contracts. It is subject to the regulations of the Commodity Futures Trading Commission
(CFTC), an agency of the U. S. Government that regulates most aspects of the commodity futures industry, the rules of the National Futures Association
(NFA), an industry self-regulatory organization, and the requirements of commodity exchanges where the Partnership executes transactions. Additionally, the Partnership is subject to the requirements of futures commission merchants
(FCMs) through which the Partnership trades.

Each limited partner shares in the profits and losses of the Partnership in proportion to its respective interests in each partner class of the Partnership. A limited partner's loss is limited to the amount of its investment.

The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102, Statements of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.

Significant accounting policies are as follows.

Offering: The offering of the Partnership's units of limited partnership (the Units) was terminated by the General Partner on September 2, 1991. The Partnership was reopened to accept new investors effective January 6, 1995. As of May 1, 1995, units are being offered in two classes of units, Class A and Class B. These differ only in the General Partner and selling agent ongoing monthly fees, which are reduced in total by 0.85% and 1% per year, respectively, for Class B units. Class B units are offered only at the General Partner's discretion and are intended for larger investments or for groups who commit to larger investments collectively. Units are offered at the net asset value per unit as of the end of the month in which the subscription was received after payment of front-end charges, which may total up to 5%. Such subscriptions are recorded as pending partners' additions until the first day of the next month whey they are accepted as limited partners. Selling agents receive a selling commission up to a maximum amount of 4% of the offering price. The General Partner receives a 1% fee from new subscriptions.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: Cash and cash equivalents include cash in bank and interest-bearing demand deposits with banks.

Revenue recognition: Futures contracts are recorded on the trade date and realized gains or losses are recognized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statements of financial condition are included in equity in broker trading accounts. Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations. Market value of futures contracts is based upon exchange settlement prices.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 1.   Nature of Business and Significant Accounting Policies (continued)

The Partnership may enter into forward foreign currency exchange contracts. When entering into a forward currency contract, the Partnership agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. These contracts are valued daily, and the Partnership's net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the statements of financial condition. Realized and unrealized gains and losses are included in the statements of operations.

Foreign currency transactions: The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Income taxes: No provision for income taxes has been made in these financial statements as each partner is individually responsible for reporting income or loss based on its respective share of the Partnership's income and expenses as reported for income tax purposes. The Partnership prepares calendar year U.S. and state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses, and trading gains or losses.

Dissolution of the Partnership: The Partnership will terminate on December 31, 2025, or at an earlier date under certain other circumstances as set forth in the Limited Partnership Agreement.

Note 2.   General Partner and Related Party Transactions

Steben & Company, Inc. is the General Partner of the Partnership. The General Partner is allocated 1% of any increase or decrease in the Partnership's net assets. The amount allocated to the General Partner for the years ended December 2002 and 2001, was $15,670 and $3,913, respectively, and is included in management fees on the statements of operations. Pursuant to the Limited Partnership Agreement, the General Partner is not required to contribute or maintain capital with the Partnership. The sole shareholder of the General Partner has a limited partner investment with the Partnership.

In consideration for providing administrative services, the Partnership pays the General Partner .1667% of the monthend net assets of the Partnership (2% annually) for Class A units and .0958% of the month-end net assets of the Partnership (1.15% annually) for Class B units. For the years ended December 31, 2002 and 2001, the General Partner received $114,153 and $93,518, respectively, which is included in management fees on the statements of operations.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 3.   Selling Agents and Commodity Trading Advisors

A monthly fee equal to .1667% (2% annually) for Class A units and .0833% (1% annually) for Class B units is charged to the Partnership and paid to selling agents which sold Partnership units. The selling agent fee totaled $106,289 and $86,713 for the years ended December 31, 2002 and 2001, respectively, and is included in management fees on the statements of operations.

The Partnership has entered into advisory contracts with Campbell and Company, Inc., Sunrise Capital Partners, LLC, and Willowbridge Associates, Inc. (collectively, the Trading Advisors), which provide that the Partnership's trading activity will be conducted in accordance with instructions from the Trading Advisors. The General Partner is responsible for selecting and monitoring Trading Advisors and allocating the Fund's assets among the Trading Advisors.

For the performance of their services, the Trading Advisors receive a monthly management fee of .0833% (1% annually) based on the month-end net assets allocated to the respective Trading Advisor. Management fees include $96,622 and $86,190 paid to the Trading Advisors for the years ended December 31, 2002 and 2001, respectively. Management fees are calculated and paid monthly.

The Trading Advisors also receive an incentive fee of 25% based on the net new trading profits, as defined, that the respective Trading Advisor generates. Incentive fees are calculated and paid quarterly.

Note 4.   Operating Expenses

Brokerage commissions include NFA transaction and exchange fees and are accrued on a half-turn basis. The Partnership pays brokerage commissions at a rate of $8.39 to $9.39 per round-turn futures transaction on U.S. exchanges, higher on foreign exchanges.

The Partnership pays all ongoing administrative expenses. The General Partner will pay all such costs, other than extraordinary costs, to the extent they exceed 1.25% of the Partnership's average assets per calendar year. The actual percentage for the years ended December 31, 2002 and 2001, was .58% and .39% respectively.

Note 5.   Schedule of Investments

At December 31, 2002, the Partnership's assets were primarily cash and U.S. government securities on deposit with FCMs. The Partnership also had open futures and forward contracts with an unrealized net gain, at market value, of $802,544 consisting of various underlying domestic commodities and foreign currencies with delivery dates in 2003. There are no individual futures or forward contracts with a market value greater than 5% of partners' capital.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 6.   Financial Highlights

The following financial highlights reflect activity related to the limited partners' classes only. Total return is based on the change in value during the period of a theoretical investment made at the beginning of each calendar month during the year. Individual investor's ratios may vary from these ratios based on various factors, including and among others, the timing of capital transactions.


                                                                                          Class A                   Class B
                                                                                          Limited                   Limited
                                                                                          Partners                  Partners
                                                                                   ------------------------------------------------

Net asset value per unit, January 1, 2001                                            $       2,367.45            $       2,634.21
                                                                                   ------------------------------------------------

Income from investment operations:
  Net investment (loss)                                                                       (197.12)                    (171.13)
  Net realized and unrealized gain (loss) on investments and
    foreign currency                                                                           310.36                      348.28
                                                                                   ------------------------------------------------
          Total from investment operations                                                     113.24                      177.15
                                                                                   ------------------------------------------------

Net asset value per unit, December 31, 2001                                          $       2,480.69            $       2,811.36
                                                                                   ================================================

Total Return                                                                                     4.77%                       6.72%

Ratios as a percentage of average net assets:
  Expense                                                                                       12.29%                       9.98%
  Net investment (loss)                                                                         (8.12)%                     (5.82)%


FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 6.   Financial Highlights (continued)


                                                                                          Class A                    Class B
                                                                                          Limited                    Limited
                                                                                          Partners                  Partners
                                                                                   ------------------------------------------------

Net asset value per unit, January 1, 2002                                            $       2,480.69            $       2,811.36
                                                                                   ------------------------------------------------

Income from investment operations:
  Net investment (loss)                                                                       (264.05)                    (317.18)
  Net realized and unrealized gain (loss) on investments and
    foreign currency                                                                           750.03                      931.43
                                                                                   ------------------------------------------------
          Total from investment operations                                                     486.07                      614.25
                                                                                   ------------------------------------------------

Net asset value per unit, December 31, 2002                                          $       2,966.76            $       3,425.61
                                                                                   ================================================

Total Return                                                                              19.59%                     21.85%

Ratios as a percentage of average net assets:
  Expense                                                                                 11.36%                     11.99%
  Net investment (loss)                                                                   (9.75)%                   (10.29)%


The total expense and net investment (loss) ratios above are computed based upon the weighted average net assets of the Partnership for the years ended December 31, 2002 and 2001. Net investment (loss) excludes gain from trading activities.

Note 7.   Deposits with Brokers

The Partnership deposits cash and U.S. Government securities with brokers and FCMs subject to CFTC regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash and securities with such brokers and FCMs. The Partnership earns interest income on its cash deposited with the brokers and FCMs.

Note 8.   Distributions and Redemptions

The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. The General Partner does not presently intend to make any such distributions. A limited partner may request and receive redemption of units owned as of the close of business on the last business day of any calendar month with a minimum of fifteen days' written notice. Each unit will be redeemed at the net asset value per unit on the redemption date, as defined.

FUTURES PORTFOLIO FUND L.P.

NOTES TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Note 9.   Trading Activities and Related Risks

The Partnership engages in the speculative trading of U.S. and foreign futures contracts, options on U.S. and foreign futures contracts, and forward contracts (collectively, derivatives). These derivatives include both financial and nonfinancial contracts held as part of a diversified trading strategy. The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts; and credit risk, the risk of failure by another party to perform according to the terms of a contract. These instruments involve market risk, credit risk, or both kinds of risks, in excess of the amount recognized in the statements of financial condition. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movement in currency and securities values and interest rates.

The purchase and sale of futures and options on futures contracts require margin deposits with FCMs. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act (CEAct) requires an FCM to segregate all customer transactions and assets from the FCM's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with an FCM are considered commingled with all other customer funds subject to the FCM's segregation requirements. In the event of an FCM's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

Net trading results from derivatives for the years ended December 31, 2002 and 2001, are reflected in the statements of operations. Such trading results reflect the net gain arising from the Partnership's speculative trading of futures contracts, options on futures contract, and forward contracts.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid.

The Partnership's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Partnership maintains its cash accounts with financial institutions. The total cash balances of the Partnership are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per depositor, per bank. The Partnership had cash and cash equivalents at December 31, 2002, that exceeded the balance insured by the FDIC. The Partnership monitors such credit risk and has not experienced any losses related to such risks.

The General Partner has established procedures to actively monitor and minimize market and credit risks. The limited partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 10.  Subsequent Event

In January and February 2003, there were limited partner additions and redemptions totaling $3,764,500 and $44,000, respectively.

                            STEBEN & COMPANY, INC.

                       STATEMENT OF FINANCIAL CONDITION

                              December 31, 2003

                            STEBEN & COMPANY, INC.


                                --------------

                               TABLE OF CONTENTS

                                --------------



                                                                         PAGES
                                                                         -----

Independent Auditor's Report                                               1

Statement of Financial Condition                                           2

Notes to Statement of Financial Condition                                3 - 5

[LOGO OMITTED]  Arthur F. Bell, Jr. & Associates, L.L.C.
--------------------------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS
                                           201 International Circle, Suite 200
                                                   Hunt Valley, Maryland 21030
                                          Tel: 410.771.0001  Fax: 410.785.9784
                                                                 www.afb-a.com


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

To the Stockholder
Steben & Company, Inc.

We have audited the accompanying statement of financial condition of Steben & Company, Inc. (the Company) as of December 31, 2003. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Steben & Company, Inc. as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Arthur F. Bell, Jr. & Associates, L.L.C.
Hunt Valley, Maryland
February 24, 2004

                            STEBEN & COMPANY, INC.
                       STATEMENT OF FINANCIAL CONDITION
                              December 31, 2003

                                  -----------

ASSETS

Cash and cash equivalents                                           $1,519,636
Certificate of deposit                                                  20,785
Accounts receivable:
  Management fees receivable                                           136,147
  General partner 1% allocations receivable                             59,150
  Selling agents fees receivable                                       115,705
  Due from Futures Portfolio Fund, Limited Partnership                  85,000
  Commissions receivable                                               424,601
  Other receivable                                                      56,836
Prepaid expenses                                                        21,284
                                                                    ----------
     Total current assets                                            2,439,144
                                                                    ----------
Property and equipment:
  Furniture and office equipment                                       210,710
  Leasehold improvements                                                13,500
                                                                    ----------
                                                                       224,210
     Less: Accumulated depreciation                                    (28,870)
                                                                    ----------
     Total property and equipment                                      195,340
                                                                    ----------

     Total assets                                                   $2,634,484
                                                                    ==========

LIABILITIES
  Accounts payable and accrued expenses                             $   27,946
  Commissions payable                                                  210,173
                                                                    ----------
     Total liabilities                                                 238,119
                                                                    ----------

STOCKHOLDER'S EQUITY
  Capital stock - $1 par value; 1,000 shares
    authorized, issued and outstanding                                   1,000
  Retained earnings and additional paid-in capital                   2,395,365
                                                                    ----------
     Total stockholder's equity                                      2,396,365
                                                                    ----------
     Total liabilities and stockholder's equity                     $2,634,484
                                                                    ==========



See accompanying notes.

                            STEBEN & COMPANY, INC.
                   NOTES TO STATEMENT OF FINANCIAL CONDITION

                                   ---------


Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         -----------------------------------------------------------

         A.   General Description of the Company

              Steben & Company, Inc. (the Company) is incorporated in Maryland and is a broker and dealer in securities registered with the Securities and Exchange Commission (SEC) and is a member of the National Association of Securities Dealers, Inc. In addition, the Company is an introducing broker and commodity pool operator registered with, and subject to the regulations of, the Commodity Futures Trading Commission (CFTC), an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry. It is also a member of, and subject to the rules of, the National Futures Association. The Company receives commissions for selling interests in investment partnerships to investors. In addition, the Company earns management fees, selling agent fees, general partner 1% allocations and subscription fees from Futures Portfolio Fund, Limited Partnership and Sage Fund Limited Partnership (the Funds) for which the Company acts as general partner and commodity pool operator. The Company does not hold funds or securities for customers.

         B.   Method of Reporting

              The Company's statement of financial condition is presented in conformity with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Company's management.

         C.   Cash and Cash Equivalents

              Cash and cash equivalents includes cash and an investment in a short-term government securities mutual fund.

         D.   Revenue Recognition

              Commission revenue is recognized on the accrual basis in the month such commissions are earned. Management fees and selling agents fees accrue monthly based on a fixed percentage (percentages range from .20% to 3.00%) of the net asset value of the Funds as of the last day of the month. The general partner 1% allocations accrue monthly based on 1% of any increase or decrease in each Fund's net assets. Subscription fees of 1% of the subscription amount are recognized when subscriptions are accepted by the Funds.

         E.   Property and Equipment

              Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives ranging from three to seven years.

         F.   Income Taxes

              The Company has elected S corporation status under the Internal Revenue Code, pursuant to which the Company does not pay U.S. or Maryland income taxes. The Company's taxable income is taxable to its sole stockholder on an individual basis.

                            STEBEN & COMPANY, INC.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)

                                   ---------


Note 2.  CONTINGENCY
         -----------

         The Company has a contingent liability pursuant to a $20,785 letter of credit issued by a bank in connection with the requirements of the lease agreement for the Company's office space. The letter of credit is secured by a certificate of deposit that matures on June 20, 2004 and has an annual percentage yield of .90%. Such letter of credit will renew annually, subject to the terms and conditions in the letter of credit and lease agreement.

Note 3.  LEASE OBLIGATION
         ----------------

         The Company leases office space under a non-cancelable lease agreement which provides for monthly basic rent payments plus a proportionate share of excess expenses as defined in the lease agreement. The lease expires on July 31, 2008. The Company has the option to renew the lease for an additional 60 months. The future minimum lease payments under this non-cancelable lease are as follows:

               2004                           $126,281
               2005                            130,083
               2006                            133,994
               2007                            138,023
               2008                             81,902
                                              --------

                    Total                     $610,283
                                              ========


Note 4.  RELATED PARTY TRANSACTIONS
         --------------------------

         As the general partner of the Funds, the Company conducts and manages the respective businesses of the Funds. For managing the businesses of the Funds, the Company earns management fees based on the terms of the governing documents of the Funds. At December 31, 2003, the Company has management fees receivable from the Funds of $136,147. The Company also receives a 1% allocation of any increase or decrease in each Fund's net assets (the "general partner 1% allocation"). At December 31, 2003, the Company has general partner 1% allocations receivable of $59,150.

         The Company is also paid selling agents fees by the Funds in connection with the sales efforts required to attract new investors to the Funds. The Company, in turn, pays substantially all of the selling agents fees to the respective selling agents. At December 31, 2003, the Company has selling agents fees receivable of $115,705.

         The Company receives a subscription fee from each Fund equal to 1% of the subscription amount.

                            STEBEN & COMPANY, INC.
             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)

                                   ---------

Note 4.  RELATED PARTY TRANSACTIONS (CONTINUED)
         --------------------------------------

         The Funds are responsible for their operating expenses such as legal, accounting, auditing, record keeping, administration, computer, clerical expenses, printing and duplication expenses, mailing expenses, costs of researching and performing due diligence on advisors for the Funds, etc. Pursuant to the Limited Partnership Agreements of the Funds, operating expenses that exceed 1% of the average month-end net assets of the Funds are the responsibility of the Company.

Note 5.  MARKET AND CREDIT RISK
         ----------------------

         The Funds engage in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively, "derivatives"). The Funds are exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract. Theoretically, the Funds, and the Company as general partner, are exposed to market risk equal to the notional contract value of derivatives purchased and unlimited liability on derivatives sold short. The Fund's trading of forward contracts in unregulated markets between principals also exposes the Funds and the Company to the risk of loss from counterparty non-performance. The Company has established procedures to actively monitor market risk and minimize credit risk of the Funds.

         The Company has cash and cash equivalents on deposit with financial institutions. At times, the balance on deposit may be in excess of federal deposit insurance or other protection afforded such deposits. In the event of a financial institutions insolvency, recovery of Company cash and cash equivalents on deposit may be limited to federal deposit insurance limits or other protection afforded such deposits.

Note 6.  SIMPLE INDIVIDUAL RETIREMENT ACCOUNT
         ------------------------------------

         The Company has a Savings Incentive Match Plan for Employees of Small Employers (SIMPLE) individual retirement account, whereby the Company matches contributions made by eligible employees up to a maximum of 3% of employee compensation.

Note 7.  NET CAPITAL REQUIREMENTS
         ------------------------

         Pursuant to the net capital provisions of Rule 15c3-1 of the Securities Exchange Act of 1934, the Company is required to maintain both minimum net capital, as defined under such provisions, and a ratio of aggregate indebtedness to net capital (as defined under such provisions), not to exceed 15 to 1. At December 31, 2003, the Company had net capital of $1,176,921, which is $1,161,046 in excess of its required net capital of $15,875. The Company's ratio of aggregate indebtedness to net capital was .20 to 1.

         The Company is also subject to the net capital provisions of regulation 1.17 under the Commodity Exchange Act, which requires that the Company maintain minimum net capital of $30,000.